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2026 Annual Meeting of Stockholders

Notice & Proxy Statement

LETTER TO OUR SHAREHOLDERS

Dear Fellow Yelp Shareholders,
In 2025, Yelp again delivered record net revenue and strong profitability. Growth in Services categories drove our business performance, while Restaurants, Retail & Other categories continued to face a challenging operating environment. I am proud of the Yelp team’s progress delivering innovative products, as well as their continued commitment to connecting people with great local businesses.
Initiatives to Drive Long-term, Profitable Growth. Yelp’s differentiated product experience for Services categories continued to deliver revenue growth, strengthened by the team’s use of innovative artificial intelligence (“AI”) technology. Yelp also established multiple partnership agreements, expanding our data licensing and food ordering networks. As a result, Yelp delivered a record $1.46 billion of net revenue with $146 million of net income and $369 million of adjusted EBITDA.1 Earnings per share increased by 19% year over year to $2.24 on a diluted basis.
Trusted Content. Through our investments in developing communities of users and providing a great consumer experience, we have fostered a body of authentic, human-generated review content of unmatched breadth and depth, along with nearly half a billion photos. In 2025, Yelp users contributed 22 million new reviews, bringing our total cumulative review count to 330 million by the end of the year. To further improve the consumer experience, Yelp introduced natural language and voice capabilities for search as well as AI-powered business and review highlights. We also made considerable progress monetizing our trusted content, as demonstrated by strong demand for our data licensing products.
AI Product Innovation. Investments in AI technologies and our product-led strategy, including the more than 55 new products and features in 2025, have helped maintain Yelp’s position as a leading platform for consumers to discover and connect with great local businesses. Through the combination of Yelp’s trusted content and AI technology, the team set out to transform the user experience by making it more interactive and conversational. The Yelp Assistant chatbot particularly resonated with consumers, while Menu Vision, a new augmented reality feature for restaurants, enabled users to view dish photos by scanning a menu with their smartphones. As part of our effort to deliver more value to businesses, we released our AI call answering service for restaurants, Yelp Host. The Yelp team’s product-led strategy and ability to deliver operational efficiencies using AI enabled it to drive growth while holding headcount approximately flat year over year in 2025.
Strong Governance. Yelp continued to enhance its corporate governance posture in 2025. To further diversify and refresh the collective expertise of our Board of Directors (the “Board”), we appointed Logan Green, the co-founder and former chairman and chief executive officer of Lyft, to our Board. We also updated our stock ownership guidelines to better reflect our goals for stock ownership by officers and directors.
Prudent Capital Allocation. In 2025, Yelp repurchased $292 million worth of shares, bringing cumulative repurchases to nearly $2.0 billion as of December 31, 2025. Yelp has continued repurchasing shares in 2026 and plans to continue to do so, subject to market and economic conditions.
On behalf of our Board and management team, we cordially invite you to attend the 2026 Annual Meeting of Stockholders, which will be conducted by live audio webcast on June 5, 2026 at 9:00 a.m. (Pacific time). Details on how to join the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.
1 Adjusted EBITDA is not calculated under accounting principles generally accepted in the United States (“GAAP”). For information on how we define and calculate adjusted EBITDA, and a reconciliation of this non-GAAP financial measure to net income, see Appendix A.

We look forward to your participation and, as always, we sincerely appreciate your continued support and interest in Yelp.
Sincerely,
Diane Irvine
Chair, Board of Directors
Yelp Inc.

YELP INC.
350 Mission Street, 10th Floor
San Francisco, California 94105
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 5, 2026
Dear Stockholder:
You are cordially invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of YELP INC., a Delaware corporation (the “Company”). The Annual Meeting will be held on Friday, June 5, 2026 at 9:00 a.m. (Pacific time).
As in past years, the Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/YELP2026.
At the Annual Meeting, stockholders will vote on the following matters:
1.To elect the nine nominees for director named in the accompanying proxy statement (the “Proxy Statement”) to hold office until the 2027 Annual Meeting of Stockholders.
2.To ratify the selection by the Audit Committee of the Board of Directors (the “Board”) of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2026.
3.To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.
4.To approve the amendment and restatement of our 2012 Employee Stock Purchase Plan (the “ESPP”).
5.To conduct any other business properly brought before the Annual Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is April 7, 2026. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or at any adjournment thereof. We expect that the proxy materials, including the Proxy Statement, will be available to stockholders on or about April 17, 2026.
A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting for a period of ten days ending on the day prior to the meeting at our headquarters at 350 Mission Street, 10th Floor, San Francisco, California 94105. If you would like to view the list, please contact us to schedule an appointment by calling (415) 908-3801 or emailing ir@yelp.com.
We look forward to your attendance at our Annual Meeting.
By Order of the Board of Directors
Aaron Schur
Corporate Secretary
San Francisco, California
April 17, 2026

You are cordially invited to attend and participate in the Annual Meeting, which will be held virtually via the Internet. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote your shares if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you may need to obtain a legal proxy issued in your name from that record holder. Please contact your broker, bank or other nominee for information about specific requirements if you would like to vote your shares during the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 5, 2026 via a live audio webcast at www.virtualshareholdermeeting.com/YELP2026 at 9:00 a.m. Pacific time.

The Proxy Statement and Annual Report are available at www.proxyvote.com.

PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement and other materials we are sending you or that are available on our website in connection with our 2026 Annual Meeting of Stockholders (“Other Materials”) contain forward-looking statements that involve risks, uncertainties and assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this Proxy Statement and the Other Materials, including statements regarding our plans and strategies in 2026 and beyond as well as expected financial results, that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements.
These statements are based on the beliefs and assumptions of our management, which are in turn based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Furthermore, such forward-looking statements speak only as of the date of this Proxy Statement. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

ii

PROXY STATEMENT SUMMARY
We are providing you with these proxy materials because the Board is soliciting your proxy to vote at the Annual Meeting. This summary highlights certain information contained in this Proxy Statement, but does not contain all of the information you should consider when voting your shares. Please read the entire Proxy Statement carefully before voting.

1	Election of Directors
The Board recommends a vote FOR all of the named nominees.

Director Nominees

Fred D. Anderson, Jr. INDEPENDENT
Director Since:	February 2011
Committees:	Audit
Compensation (Chair)

Christine Barone INDEPENDENT
Director Since:	March 2020
Committees:	Audit

Robert Gibbs INDEPENDENT
Director Since:	May 2012
Committees:	Audit
Nominating & Corporate Governance (Chair)

Logan Green INDEPENDENT
Director Since:	August 2025
Committees:	Nominating & Corporate Governance

Diane Irvine INDEPENDENT CHAIR
Director Since:	November 2011
Committees:	Audit (Chair)
Nominating & Corporate Governance

Dan Jedda INDEPENDENT
Director Since:	March 2024
Committees:	Compensation

Sharon Rothstein INDEPENDENT
Director Since:	March 2019
Committees:	Compensation
Nominating & Corporate Governance

Jeremy Stoppelman, CEO
Director Since:	September 2005

Tony Wells INDEPENDENT
Director Since:	October 2020
Committees:	Compensation

The nominees represent a broad range of expertise, experience, viewpoints and backgrounds, as well as a mix of tenure of service on our Board. Please see “Information Regarding the Board of Directors and Corporate Governance—Board of Directors” on page 9 below for more information about the specific qualifications of the director nominees.

INDEPENDENCE

8 Independent Directors
1 Executive Director

Corporate Governance
We are committed to corporate governance practices that promote long-term stockholder value creation. Some highlights of our governance program include:

✓	Maintain an independent Chairperson separate from our Chief Executive Officer
✓	100% independent committee members
✓	Majority voting with director resignation policy in uncontested elections
✓	Strong stockholder engagement practice
✓	Track record of effective Board refreshment (with two of our independent director nominees having joined since 2024 and a total of four since 2020)
✓	All directors elected annually

✓	Proxy access for stockholders
✓	No short sales, hedging, pledging, margin purchases or other inherently speculative transactions in our equity securities by directors or executive officers
✓	Annual say-on-pay vote
✓	Updated stock ownership guidelines for directors and executive officers
✓	Maintain clawback policy on incentive-based cash and equity compensation for executive officers
Please see “Information Regarding the Board of Directors and Corporate Governance—Corporate Governance” on page 26 below for a detailed discussion of our corporate governance practices.

2	Ratification of Independent Registered Public Accounting Firm
The Board recommends a vote FOR this proposal.

3	Advisory Vote on Executive Compensation
The Board recommends a vote FOR this proposal.

Executive Compensation Highlights
Our Board and the Compensation Committee of the Board (the “Compensation Committee”) have implemented the following compensation and governance policies and practices, among others, to establish a responsible and competitive pay program:

☑	What We Do

✓	Maintain a completely independent Compensation Committee
✓	Retain an independent compensation consultant
✓	Structure a substantial majority of total compensation as long-term equity awards
✓	Set annual and long-term incentive targets based on clearly disclosed, pre-set objective performance measures
✓	Grant performance-based long-term equity awards that constitute a meaningful portion of equity compensation
✓	Employ our U.S.-based executive officers at will
✓
Provide reasonable change in control and severance benefits that do not exceed the executive officer’s annual cash compensation (i.e., base salary + cash incentive amount, if any) at the time of termination

✓	Maintain robust stock ownership guidelines for executive officers and directors
✓	Subject incentive-based cash and equity compensation to a clawback policy
✓	Engage with our stockholders and make changes to our executive compensation program when appropriate

☒	What We Do Not Do

✗	No guaranteed salary increases, guaranteed cash incentives or guaranteed equity compensation
✗	No strict benchmarking of compensation
✗	No “single-trigger” change in control cash payments or guaranteed equity acceleration
✗	No excise tax “gross-ups” for change in control or termination benefits
✗	No excessive perquisites or personal benefits
✗	No pension arrangements, defined benefit retirement programs or non-qualified deferred compensation plans
✗	No hedging, pledging or other inherently speculative transactions in our equity securities
✗	No stock option exchanges or repricings without stockholder approval

2025 Executive Compensation Program
In 2025, we maintained the existing structure of our executive compensation program, which has received strong support from stockholders in recent years, as well as its focus on performance-based compensation, while also implementing a Company-wide phased initiative to reduce stock-based compensation expense as a percentage of net revenue. Following a 10% year-over-year decrease in each of our named executive officers’ target total equity value and a six to eight percent year-over-year decrease in target total compensation (i.e., base salary + target cash incentive + target total value of equity compensation) in 2024 as part of this initiative, we kept target total equity values approximately flat in 2025. We also approved modest base salary increases for each named executive officer for 2025 and implemented the first of two planned increases to their target cash incentive opportunities, resulting in target total direct compensation values increasing modestly relative to 2024 but remaining below 2023 values.
Our 2025 executive compensation program nevertheless continued to emphasize pay for performance and long-term value creation by delivering a substantial majority of compensation in the form of equity awards that are tied to performance and stockholder value, as summarized below.

Base Salary •Only element of total direct compensation not at risk	CHIEF EXECUTIVE OFFICER Target total direct compensation 93% At-Risk AVERAGE OF OTHER NAMED EXECUTIVE OFFICERS Target total direct compensation 87% At-Risk

93%
AT-RISK
7%
6%
43.6%
43.6%
Base Salary
Target Cash Incentive
Performance Equity Awards
RSUs

Annual Cash Incentive
•Based on pre-set corporate performance goals to ensure continued focus on short-term Company performance
•Target opportunities ranged from 62.5% to 80% of base salary for all named executive officers, reflecting the scope and importance of each named executive officer’s role and responsibilities
•Payout range of 0% to 200% of target

Performance-Vesting Restricted Stock Units
•Comprised 50% of the target total value of each named executive officer’s 2025 equity compensation opportunity
•50% vest based on the relative performance of our total stockholder return over a three-year period
◦Combine a longer-term performance period and relative performance metric
◦Require above-median performance for target payout
◦Cap payouts at target if our absolute total stockholder return is negative
•50% vest based on annual net revenue and adjusted EBITDA performance goals for 2025, which are key annual financial metrics aligned with our long-term strategy
◦Four-year vesting schedule for shares that become eligible to vest based on achievement level
•Payout range of 0% to 200% of target

Restricted Stock Units •Remaining 50% of the target total value of each named executive officer’s equity compensation opportunity •Vest quarterly over four years

4	Approval of the Amendment and Restatement of Our 2012 Employee Stock Purchase Plan
The Board recommends a vote FOR this proposal.

We are asking our stockholders to approve the amendment and restatement of our ESPP to increase the share reserve by 2,100,000 shares. The Board recommends a vote FOR this proposal because our employee stock purchase program is an important employee benefit and is essential to attracting, retaining and motivating our employees.

ABOUT THE ANNUAL MEETING
Why am I receiving these materials?

We are providing you with these proxy materials because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements thereof. As used in this Proxy Statement, references to “we,” “us,” “our,” “Yelp” and the “Company” refer to Yelp Inc. and its consolidated subsidiaries.
You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”), are being distributed and made available on or about April 17, 2026.
When and where will the Annual Meeting take place?

The Annual Meeting will be held via a live audio webcast on Friday, June 5, 2026 at 9:00 a.m. Pacific time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/YELP2026, where you will be able to listen to the meeting live, submit questions and vote online.
Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. This approach conserves natural resources and reduces our printing and distribution costs, while providing a timely and convenient method of accessing the materials and voting.
As a result, our stockholders generally will not receive paper copies of our proxy materials unless they request them. We will instead send a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders of record with instructions for accessing the proxy materials and voting online or by telephone. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to have a printed set of the proxy materials. Instructions on how to access the proxy materials online or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 17, 2026 to all stockholders of record entitled to vote at the Annual Meeting.
How many votes do I have?

On each matter to be voted on, you have one vote for each share of common stock you owned as of April 7, 2026 (the “Record Date”).
What am I voting on?

There are four matters scheduled for a vote:
•Proposal No. 1: the election of the nine nominees for director named in this Proxy Statement;

•Proposal No. 2: the ratification of the selection by the Audit Committee of the Board (the “Audit Committee”) of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026;
•Proposal No. 3: the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules; and
•Proposal No. 4: the approval of the amendment and restatement of our ESPP.
We will also transact any other business that may properly come before the meeting, although we are not aware of any such business as of the date of this Proxy Statement.
What are the Board’s voting recommendations?

The Board recommends that you vote your shares as follows:
•FOR the election of the nine nominees for director named in this Proxy Statement;
•FOR ratification of the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026;
•FOR the advisory approval of our executive compensation; and
•FOR approval of the amendment and restatement of our ESPP.
How do I vote in advance of the Annual Meeting?

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the Annual Meeting even if you have already voted by proxy.
If you are a stockholder of record, you may vote in any of the following ways:

Internet	Phone	Mail
Visit www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from your Notice.	Dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice.	Complete, sign and date the proxy card and return it promptly in the envelope provided (if you requested a paper copy of the proxy materials or we elect to deliver a proxy card at a later time).
Your vote must be received by 11:59 p.m. Eastern time on June 4, 2026 to be counted.	Your vote must be received by 11:59 p.m. Eastern time on June 4, 2026 to be counted.	If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you instruct.
If you are a stockholder who holds shares through a brokerage firm, bank, trust or other similar organization (that is, in “street name”), you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in that notice to ensure that your vote is counted.

We are holding the Annual Meeting online and providing Internet voting to provide expanded access and to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your voting instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How do I attend and participate in the Annual Meeting?

The Annual Meeting will be held entirely online via audio webcast. You may attend and vote at the Annual Meeting by logging in to www.virtualshareholdermeeting.com/YELP2026 and following the instructions provided. You will be asked to provide your 16-digit control number.
Stockholders may submit questions live during the meeting through our Annual Meeting website, where they will also have access to copies of this Proxy Statement and the Annual Report. During the meeting, we will answer as many appropriate questions as time permits.
We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 8:45 a.m. Pacific time. If you have technical difficulties during check-in or during the Annual Meeting, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/YELP2026 for assistance.

INFORMATION REGARDING THE
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

Our business is managed under the direction of our Board, which is presently composed of nine directors. All of our directors other than our Chief Executive Officer (“CEO”), Jeremy Stoppelman, are independent within the meaning of the listing standards of the New York Stock Exchange (“NYSE”).
The following table sets forth the names, ages as of April 7, 2026, and certain other information with respect to each of our nine nominees for election at the Annual Meeting:

Fred. D. Anderson, Jr.	Christine Barone	Robert Gibbs	Logan Green	Diane Irvine	Dan Jedda	Sharon Rothstein	Jeremy Stoppelman	Tony Wells
Compliance									
Audit Committee	●	●	●		✪				
Compensation Committee	✪					●	●		●
Nominating & Corporate Governance Committee			✪	●	●		●		
Independent Director	●	●	●	●	●	●	●		●
Audit Committee Financial Expert	●	●			●				
Total Public and Registered Investment Company Boards (including Yelp)	1	2	1	3	3	1	2	1	3
Total Public Audit Committee Service (including Yelp)	1	1	1	-	2	-	1	-	-
Background									
Tenure / Age									
Years on the Board	15	6	13	< 1	14	2	7	20	5
Age	81	52	55	42	67	54	68	48	61

Legend: µ Committee Chairperson | ● Committee Member

Summary of Director Experience and Qualifications
The matrix below summarizes what our Board believes are desirable types of experience, qualifications, attributes and skills possessed by one or more of our directors as a result of their particular relevance to our business and structure. While all of these were considered by the Board and the Nominating and Corporate Governance Committee of the Board (“Nominating Committee”) in connection with this year’s director nomination process, the following matrix does not encompass all experience, qualifications, attributes or skills of our directors.

Biographies of Our Board Members
A brief biography of each nominee is set forth below. The biographies below also include information regarding the specific experience, qualifications, attributes or skills of each nominee or director that led the Nominating Committee to determine that such individual should serve as a member of the Board as of the date of this Proxy Statement. Please see “Proposal No. 1—Election of Directors” below for more information about the election of our directors.

Fred D. Anderson, Jr.
	Director Since:	February 2011
	Committees:	Audit
Compensation (Chair)
Fred D. Anderson, Jr. serves as Managing Director of NextEquity Partners, a firm he co-founded in July 2015, making venture capital investments in technology and digital media companies. Mr. Anderson previously served as Managing Director of Elevation Partners, a private equity investment fund he co-founded, from July 2004 to December 2021, when the fund was fully realized and liquidated. From March 1996 to June 2004, he served as Executive Vice President and Chief Financial Officer of Apple Inc., one of the world’s largest consumer electronics companies. Prior to joining Apple, Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., an electronic transaction processing firm, from August 1992 to March 1996. Mr. Anderson currently serves on the board of trustees of Whittier College. Mr. Anderson holds a B.A. from Whittier College and an M.B.A. from the University of California, Los Angeles.

Qualifications
✓	Extensive financial expertise from CFO positions at large, global companies
✓	Significant board and senior management experience at large, innovative technology companies
✓	Deep experience in analyzing and executing sophisticated corporate transactions
Other Public Company Board Service
+	eBay Inc. (July 2003 – June 2020)
+	Move, Inc. (November 2006 – March 2012)
+	Palm, Inc. (October 2007 – July 2010)
+	Apple Inc. (June 2004 – September 2006)

Christine Barone
	Director Since:	March 2020
	Committees:	Audit

Christine Barone has served as Chief Executive Officer of Dutch Bros Coffee, a drive-through coffee chain, since January 2024 and as its President since February 2023. She previously served as Chief Executive Officer of True Food Kitchen, a health-driven and lifestyle brand, from August 2016 to February 2023. From February 2011 to August 2016, Ms. Barone served in various roles at Starbucks Corporation, a premier roaster, marketer and retailer of specialty coffees, most recently as Senior Vice President of Food, Evenings and Licensed Stores. Prior to joining Starbucks, Ms. Barone was a Principal at Bain & Company from September 2000 to February 2011. Ms. Barone holds a A.B. in Applied Mathematics from Harvard College and an M.B.A. from Harvard Business School.

Qualifications
✓	Extensive leadership experience in key restaurant category
✓	Experience as a senior executive of major public companies
Other Public Company Board Service
+	Dutch Bros Coffee (since January 2024)

Robert Gibbs
	Director Since:	May 2012
	Committees:	Audit
Nominating & Corporate Governance (Chair)
Robert Gibbs has served as Chief Communications and Public Affairs Officer at Warner Bros. Discovery, a global media and entertainment company, and senior advisor at Bully Pulpit International, a communications agency, since July 2024. Mr. Gibbs formerly served as Partner at Bully Pulpit International from March 2020 to July 2024. He is also a contributor on NBC and MSNBC television channels. He previously served as Executive Vice President, Global Chief Communications Officer of McDonald’s Corporation, a global food service retailer, from June 2015 to October 2019. Prior to joining McDonald’s, Mr. Gibbs was a Partner at The Incite Agency, a strategic communications firm he co-founded, from June 2013 to June 2015 and a contributor to cable news channel MSNBC from February 2013 to June 2015. Mr. Gibbs previously served as a senior campaign advisor to President Barack Obama for the 2012 presidential election from January 2012 to November 2012. From January 2009 to February 2011, he served as the 28th White House Press Secretary. Prior to January 2009, Mr. Gibbs was the Communications Director for then-U.S. Senator Obama and his 2008 presidential campaign. He was also the Press Secretary for then-U.S. Senator John Kerry’s 2004 presidential campaign and previously specialized in Senate campaigns, serving as Communications Director for the Democratic Senatorial Campaign Committee and for four individual Senate campaigns, including those of Mr. Obama in 2004 and U.S. Senator Fritz Hollings in 1998. Mr. Gibbs holds a B.A. in Political Science from North Carolina State University.

Qualifications
✓	Extensive media, communications and public policy experience
✓	Leadership experience in key restaurant category

Logan Green
	Director Since:	August 2025
	Committees:	Nominating & Corporate Governance

Logan Green has been a Venture Partner at Autotech Ventures, a transportation-focused venture capital firm, since July 2024. Mr. Green previously served as the Chief Executive Officer of Lyft, Inc., a rideshare company he co-founded, from its founding in June 2012 to April 2023 and as the Chair of its board of directors from April 2023 to August 2025. Previously, Mr. Green co-founded Zimride, a rideshare company acquired by Enterprise Rent-A-Car, in 2007. Mr. Green holds a B.A. in Business Economics from the University of California, Santa Barbara.

Qualifications
✓	Leadership experience at innovative, consumer-facing technology companies
✓	Public company board and senior management experience
Other Public Company Board Service
+	eBay, Inc. (since June 2016)
+	Lyft, Inc. (June 2012 — August 2025)

Diane Irvine, Chairperson
	Director Since:	November 2011
	Committees:	Audit (Chair)
Nominating & Corporate Governance
Diane Irvine has served as Chairperson of the Board since September 2015. She previously served as Chief Executive Officer of Blue Nile, Inc., an online retailer of diamonds and fine jewelry, from February 2008 to November 2011, and as President from February 2007 to November 2011. She also served as Chief Financial Officer of Blue Nile from December 1999 to September 2007. From February 1994 to May 1999, Ms. Irvine served as Vice President and Chief Financial Officer of Plum Creek Timber Company, Inc., a timberland management and wood products company. From September 1981 to February 1994, Ms. Irvine served in various capacities, most recently as Partner, with Coopers & Lybrand LLP, an accounting firm. Ms. Irvine holds a B.S. in Accounting from Illinois State University and an M.S. in Taxation and a Doctor of Humane Letters from Golden Gate University.

Qualifications
✓	Extensive financial expertise
✓	Significant public company board and senior management experience
Other Public & Investment Company Board Service
+	Funko, Inc. (since August 2017)
+	D.A. Davidson Companies (since January 2018)
+	Farfetch Limited (August 2020 – December 2023)
+	Casper Sleep Inc. (July 2019 – January 2022)
+	XO Group Inc. (November 2014 – December 2018)
+	Rightside Group, Ltd. (August 2014 – July 2017)
+	CafePress Inc. (May 2012 – May 2015)
+	Blue Nile, Inc. (May 2001 – November 2011)

Dan Jedda
	Director Since:	March 2024
	Committees:	Compensation

Dan Jedda has served as Chief Financial Officer of Roku, Inc., a leading television streaming platform, since May 2023 and as its Chief Operating Officer since July 2025. From December 2020 to April 2023, he served as Chief Financial Officer at Stitch Fix, Inc., an online personal styling service. Prior to Stitch Fix, Mr. Jedda worked at Amazon.com, Inc. from June 2005 to December 2020, most recently as Vice President and Chief Financial Officer for Digital Video (including Amazon Studios), Digital Music, Advertising and Corporate Development organizations. Mr. Jedda holds a B.S. in Accounting and Finance from the University of St. Thomas and an M.B.A. from the University of Minnesota.

Qualifications
✓	High-growth technology experience, including over 15 years at Amazon.com
✓	Extensive financial expertise
✓	Experience as a senior executive at large public companies

Sharon Rothstein
	Director Since:	March 2019
	Committees:	Compensation
Nominating & Corporate Governance
Sharon Rothstein has served as an Operating Partner at Stripes Group, a growth equity firm, since October 2018. Prior to joining Stripes Group, she served as Executive Vice President, Global Chief Marketing Officer of Starbucks Corporation from April 2013 to February 2018. From May 2009 to March 2013, Ms. Rothstein served as Senior Vice President of Marketing at Sephora, a specialty beauty retailer. Prior to joining Sephora, Ms. Rothstein held senior marketing and brand management positions with Godiva Chocolatier, Starwood Hotels and Resorts, Nabisco Biscuit Company and Procter & Gamble. Ms. Rothstein holds a Bachelor of Commerce from the University of British Columbia and an M.B.A. from the University of California, Los Angeles.

Qualifications
✓	Significant marketing expertise from positions at iconic consumer-facing companies
✓	Leadership experience in key restaurant and hospitality categories
Other Public Company Board Service
+	InterContinental Hotels Group PLC (since June 2020)
+	Block, Inc. (January 2022 – June 2024)
+	Afterpay Limited (from June 2020 until its acquisition by Block, Inc. in January 2022)

Jeremy Stoppelman, CEO
	Director Since:	September 2005

Jeremy Stoppelman is our co-founder and has served as our Chief Executive Officer since our inception in 2004. Prior to founding Yelp, Mr. Stoppelman held various engineering roles at PayPal, Inc., an online payment company, from February 2000 to June 2003, most recently serving as Vice President of Engineering. Prior to PayPal, Mr. Stoppelman was a software engineer at Excite@Home, an Internet company, from August 1999 to January 2000. He holds a B.S. in Computer Engineering from the University of Illinois Urbana-Champaign.

Qualifications
✓	Perspective gained from his experience as one of our co-founders and our Chief Executive Officer
✓	Significant experience in the Internet industry

Tony Wells
	Director Since:	October 2020
	Committees:	Compensation

Tony Wells has served as Venture Partner at Copper Sky Capital (previously AZ-VC), Arizona’s largest venture capital fund, since April 2024. Mr. Wells previously served as Chief Media Officer of Verizon Communications Inc., one of the world’s leading providers of technology, communications, information and entertainment products, from September 2021 to March 2023. From July 2020 to September 2021, he served as Chief Brand Officer of USAA, a family of companies that provides insurance, banking and other services to current and former members of the U.S. military and their families. Mr. Wells also served in several other senior marketing roles at USAA from November 2017 to July 2020, including as lead of USAA’s marketing research, analytics and member intelligence function. Prior to joining USAA, Mr. Wells served as Senior Vice President, Chief Marketing Officer for North America for Schneider Electric SA, an energy management and automation company, from October 2014 to November 2017. Mr. Wells also served in the chief marketing officer role at ADT Security Services and 24 Hour Fitness USA, Inc. His career has also spanned the automotive, home, financial services and retail industries at companies including Visa USA, Interpublic Group of Companies, SFX Sports Group, The Mills Corporation and Nissan North America. Mr. Wells served as an infantry officer in the U.S. Marine Corps, and holds a B.S. from the United States Naval Academy and a Certificate in Business Administration from The Johns Hopkins University Carey Business School.

Qualifications
✓	Extensive marketing, operations, data analytics and strategy experience
✓	Leadership experience in multiple major business categories, including our key home services category
Other Public Company Board Service
+	Nexstar Media Group, Inc. (since July 2023)
+	Amalgamated Financial Corp. (since July 2025)

Independence of the Board
Under the NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time. In addition to the definition of “independent” set forth in the NYSE listing standards, our Board also considers other factors that contribute to effective oversight and decision making by our Board when determining whether it considers a director to be independent. These other factors can be found in section 1.2 of our Corporate Governance Guidelines, available to stockholders on our website at www.yelp-ir.com under the section entitled “Governance Documents” in the “Governance” menu.
Consistent with these considerations, after review of any relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, our executive management and independent auditors, the Board has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable NYSE listing standards, as well as under our additional independence factors: Mses. Irvine, Barone and Rothstein and Messrs. Anderson, Gibbs, Green, Jedda and Wells. In addition, the Board previously determined that Chris Terrill was an independent director within the meaning of the applicable NYSE listing standards prior to his departure from the Board on June 13, 2025.
In making these determinations, the Board found that none of these directors had a material or other disqualifying relationship with the Company. It considered the current and prior relationships that each non-employee director has with our company and each other and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Mr. Stoppelman, our Chief Executive Officer, is not independent by virtue of his employment with the Company.

Board Leadership Structure
Ms. Irvine has served as Chairperson of the Board since September 2015. Ms. Irvine’s tenure on the Board, as well as the deep knowledge of our Company gained in her roles as Chairperson of the Audit Committee and member of the Nominating Committee, allow her to provide valuable insights and facilitate the implementation of our strategic initiatives and business plans. The Board also believes, however, that Ms. Irvine’s independence is an essential complement to her familiarity with the Company and management representation on the Board, helping to foster an environment that is conducive to objective evaluation and oversight of management’s performance.
Ms. Irvine has authority, among other things, to call and preside over Board meetings and set meeting agendas, as well as to preside over and establish agendas for executive sessions of the independent directors, giving her substantial authority to shape the work of the Board. The Board believes that her independence, coupled with her substantial financial expertise and experience in public company management, enhances the effectiveness of the Board as a whole and makes her chairpersonship in the best interests of the Board, the Company and its stockholders.

Board Meetings and Committees

The Board met nine times during 2025. Each current member of the Board attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served that were held during the portion of 2025 during which he or she was a director or committee member. As required under applicable NYSE listing standards, in 2025, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present, including at each regularly scheduled Board meeting as required under our Corporate Governance Guidelines. Ms. Irvine presided over the executive sessions.
Under our Corporate Governance Guidelines, directors are also expected to attend our annual meetings of stockholders. All of our then-serving directors except Mr. Terrill attended the 2025 Annual Meeting of Stockholders.
The Board has three standing committees: the Audit Committee, Compensation Committee and Nominating Committee. The following table provides membership and meeting information for 2025 for each of the Board committees:

	Audit	Compensation	Nominating
Fred D. Anderson, Jr.	●	µ
Christine Barone	●
Robert Gibbs	●		µ
Logan Green(1)			●
Diane Irvine	µ		●
Dan Jedda		●
Sharon Rothstein		●	●
Chris Terrill(2)			●
Tony Wells		●
Total meetings in 2025	11	5	4

µ    Committee Chairperson | ● Committee Member
(1)    Mr. Green was appointed to the Nominating Committee on September 12, 2025.
(2)    Mr. Terrill’s service on the Nominating Committee ended when he departed from the Board on June 13, 2025.
Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable NYSE and SEC rules and regulations regarding “independence” and committee qualifications, and that each member is free of any relationship that would bear on the materiality of his or her relationship to us.

Audit Committee
The Board established the Audit Committee to oversee our corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of our financial statements, and the quality and integrity of our financial statements and reports. For this purpose, the Audit Committee performs several functions, including:

•reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;
•monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;
•reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
•conferring with management and our independent registered public accounting firm regarding the scope, adequacy and effectiveness of our internal control over financial reporting;
•considering, approving, disapproving or ratifying, as appropriate, related-party transactions;
•reviewing with management our investment philosophy and policies, including management of investment risk and applicable policies pertinent to our investment portfolio;
•reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation;
•overseeing our cybersecurity risk management processes by periodically reviewing and discussing with management material risks relating to data privacy, technology and information security, as well as the Company’s processes for assessing, identifying and managing such risks;
•overseeing the risks and opportunities related to our use of AI, including receiving periodic updates from management regarding our AI strategy, governance practices and key developments;
•reviewing and establishing appropriate insurance coverage for our directors and executive officers;
•conducting an annual assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.
The Audit Committee is currently composed of four directors, Mses. Irvine and Barone and Messrs. Anderson and Gibbs, each of whom the Board has determined to be independent (as independence is currently defined in Section 303A.02 of the NYSE listing standards and in Rule 10A-3(b)(1) promulgated under the Exchange Act, as well as under our additional independence factors). The Board has determined that Mses. Irvine and Barone and Mr. Anderson each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Irvine’s, Mr. Anderson’s and Ms. Barone’s levels of knowledge and experience based on a number of factors, including their formal education and experiences as described in their biographies included in this Proxy Statement. Ms. Irvine is the Chairperson of the Audit Committee.
The Audit Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Governance Documents” in the “Governance” menu.

Audit Committee Report(1)
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2025 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
Respectfully submitted,
The Audit Committee of the Board of Directors
Diane Irvine, Chairperson
Fred D. Anderson, Jr.
Christine Barone
Robert Gibbs
____________________
(1)    The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Yelp under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Board established the Compensation Committee to oversee our compensation policies, plans and programs, and to review and determine the compensation to be paid to our executive officers and directors. The functions of the Compensation Committee include:
•determining the compensation and other terms of employment of our Chief Executive Officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation, if appropriate;
•reviewing and recommending to the full Board the compensation of our directors;
•evaluating, adopting and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;
•establishing policies with respect to equity compensation arrangements and, if necessary or appropriate, establish and periodically review the policies for equity grant timing;
•establishing and overseeing compensation clawback and similar policies;
•reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full Board its inclusion in our periodic reports to be filed with the SEC; and
•reviewing and evaluating, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

Our Compensation Committee is currently composed of four directors, Messrs. Anderson, Jedda and Wells and Ms. Rothstein, each of whom the Board has determined to be independent under the NYSE listing standards and our additional independence factors. Mr. Anderson is the Chairperson of the Compensation Committee.
The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Governance Documents” in the “Governance” menu. Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under our equity incentive plans.
The specific determinations of the Compensation Committee with respect to executive compensation for 2025 and the Compensation Committee Report, as well as the Compensation Committee’s processes and procedures and the role of our executive officers in recommending and determining executive compensation, are described in detail in the section of this Proxy Statement entitled “Executive Compensation—Compensation Discussion and Analysis.” Our compensation arrangements for our non-employee directors are described under the section of this Proxy Statement entitled “—Director Compensation” below.
Compensation Committee Interlocks and Insider Participation
As noted above, the members of our Compensation Committee are Messrs. Anderson, Jedda and Wells and Ms. Rothstein. No member of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating Committee
The Board established the Nominating Committee to oversee our corporate governance functions. Specifically, the functions of the Nominating Committee include:
•reviewing annually and evaluating the performance of management, including the Chief Executive Officer and Chief Operating Officer, and the Board and its committees, and recommending to the Board and management areas for improvement;
•interviewing, evaluating, nominating and recommending individuals for membership on our Board as well as considering any stockholder nominees for election to the Board;
•periodically reviewing management succession plans as well as the Company’s talent and leadership development programs;
•implementing an orientation process for directors and, in the Nominating Committee’s discretion, instituting a plan or program for the continuing education of directors;
•reviewing stockholder proposals submitted for inclusion in the Company’s proxy statement and making recommendations to the Board regarding the Company’s response thereto;
•evaluating developments in corporate governance and stockholder engagement;
•reviewing and recommending to our Board any amendments to our certificate of incorporation, bylaws, corporate governance policies, and indemnification of directors and officers; and
•reviewing and assessing, at least annually, the performance of the Nominating Committee and its charter.

The Nominating Committee is currently composed of four directors, Messrs. Gibbs and Green and Mses. Irvine and Rothstein, each of whom the Board has determined to be independent under the NYSE listing standards and our additional independence factors. Mr. Gibbs is the Chairperson of the Nominating Committee.
The Nominating Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Governance Documents” in the “Governance” menu.

Oversight Roles of the Board

Our Board is selected by stockholders to provide oversight of, and strategic guidance to, the Company’s senior management. More specifically, the Board is responsible for reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions, assessing major risks facing the Company and considering ways to address those risks, selecting and overseeing management, and reviewing and providing guidance to management on risks and issues related to AI as well as environmental, social and governance (“ESG”) matters. We discuss each of these responsibilities in greater detail below.

Oversight of Strategy
Our Board is deeply engaged in overseeing the Company’s long-term strategy as well as its annual strategic planning, including evaluating key market opportunities, trends and competitive developments. The Board and committees provide guidance and feedback to senior management regarding our strategy throughout the year, including through the Board’s review of our annual operating plan and strategic initiatives. The Board engages our senior management in robust discussions about our strategy and challenges them to execute on our plans and initiatives, address emerging risks and opportunities, and promote innovation. Each of our directors has significant experience in strategic planning and execution, and brings this experience as well as their other talents and insights to bear on these strategy discussions.
To assess performance against our strategic plans, the Board receives regular updates from senior management on our overall strategic direction, including updates on our performance and priorities. These boardroom discussions are supplemented between meetings through engagement with senior management and updates to the Board on significant items, such as major corporate actions. The Board also has access to and regularly engages with key leaders beyond senior management to gain deeper insight into strategically significant areas of our operations, further facilitating its oversight role.
The Board’s oversight and management’s execution of our business strategy are focused on the long-term success of our company and delivering value to our stockholders. However, the Board’s oversight of strategic matters includes its ongoing assessment of both opportunities for and potential risks to the Company, thereby informing the Board’s oversight of risk, as described below, and committee-level discussions of a range of issues. Our Board believes that its continuous process of monitoring strategic matters enables it to effectively evaluate their impact on short- and medium-term Company performance and the quality of Company operations.

Oversight of Risk
Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to Yelp and its stockholders. While our management is responsible for the day-to-day management of the risks that we face, the Board is responsible for overseeing our aggregate risk profile and our risk management process, as well as ensuring that an appropriate culture of risk management exists within the Company and setting the right “tone at the top.”
Notably, the Board recognizes Yelp’s responsibility to operate in a responsible and sustainable manner aligned with our mission, vision and values to build authentic connections between consumers and businesses based on trust and integrity, in addition to delivering long-term value to stockholders. The management of key non-financial risks and opportunities, such as consumer protection, human capital management, cybersecurity and AI, are critical components of the Board’s risk oversight responsibilities.
The Board believes that its current leadership structure facilitates its risk oversight responsibilities. In particular, the Board believes an independent Chairperson, the majority-independent Board and independent Board committees provide a well-functioning and effective balance to management’s representation on the Board. Although the Board does not have a standing risk management committee, it administers its oversight function directly as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.
The Audit Committee considers and discusses our major financial, legal and regulatory risk exposures, which include financial reporting, accounting processes, regulatory compliance, cybersecurity and AI. The Audit Committee also oversees the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management are undertaken. The Audit Committee also oversees the performance of our internal audit function. For additional information regarding our cybersecurity risk management and strategy and governance practices, please see the section entitled “Cybersecurity” included under Part I, Item 1C of the Annual Report.
Our Nominating Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure and director independence, as well as succession planning for the Board and management and environmental sustainability. The Nominating Committee also monitors the effectiveness of our Corporate Governance Guidelines, including whether they are meeting the needs of the business and align with best practices, the NYSE listing standards, and relevant legal and regulatory requirements.
The Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk taking. For additional information regarding the Compensation Committee’s review of compensation-related risk, please see the section of this Proxy Statement entitled “Executive Compensation—Compensation Risk Assessment.”
Both the Board as a whole and the various standing committees receive periodic reports from executive management and our Head of Internal Audit, as well as incidental reports as matters may arise. It is the responsibility of the committee chairpersons to report findings regarding material risk exposures to the Board as appropriate.

Oversight of Management
Succession Planning
Our Board recognizes that effective succession planning is critical to the Company’s long-term success and continuity of its leadership. While the Board retains ultimate oversight of and decision-making authority for executive succession plans, and is actively engaged in the planning process, succession planning is a shared responsibility among the Board, Nominating Committee and senior management. Through the structured and collaborative process described below, the Board seeks to ensure that the Company maintains a strong leadership team capable of executing its strategic vision and driving long-term stockholder value.
Succession planning is a recurring topic at both regular and executive sessions of both the Board and Nominating Committee. The Board, with the support of the Nominating Committee, reviews the Company’s executive succession plans at least annually. This review includes an assessment of potential internal and external candidates for key leadership positions, including the Chief Executive Officer, the Company’s leadership development initiatives and talent pipeline, and alignment of succession planning with the Company’s long-term strategic objectives and risk profile. The Board also reviews emergency succession plans to ensure leadership continuity in the event of the unexpected departure or incapacity of a key executive.
The Nominating Committee is primarily responsible for overseeing the succession planning process on behalf of the Board. In this role, the Nominating Committee meets with the Chief People Officer in advance of the Board’s annual succession planning review to provide feedback on management’s preliminary materials and the planned direction of the discussion. These preparatory efforts help ensure that the materials and discussion are responsive to the Board’s oversight responsibilities. The Nominating Committee’s in-depth review of management’s succession plans also provides a basis on which to make recommendations to the full Board regarding the identification, development and readiness of potential successors. In addition, the Nominating Committee monitors the Company’s leadership development and talent management programs to help support a strong pipeline of future leaders.
Our Chief Executive Officer and Chief Operating Officer, with the support of our Chief People Officer, are responsible for identifying and developing internal candidates for key leadership roles and for providing the Board with regular updates on the readiness of potential successors. These updates include evaluations of individual performance, leadership capabilities and development plans designed to prepare high-potential individuals for expanded responsibilities.
Performance Evaluations
Our Board is also committed to providing thoughtful and constructive feedback to management, consistent with its oversight responsibilities and our Corporate Governance Guidelines. As part of this commitment, the Board conducts an annual performance review of our Chief Executive Officer, the process for which is overseen by the Nominating Committee. This review is based on objective criteria established in our Corporate Governance Guidelines, including the performance of the business, accomplishment of long-term strategic objectives and the development of a strong management team.
The Chairperson of our Board leads the CEO evaluation process and plays a central role in gathering and synthesizing feedback. As part of this process, our Chairperson conducts individual interviews with each director to solicit their perspectives on the CEO’s performance, leadership and effectiveness in advancing the Company’s strategic goals. The Chairperson also incorporates relevant insights from the Board’s annual self-evaluation process, which is conducted by the Company’s outside legal counsel through confidential interviews with each director (for more information on annual Board self-evaluations, see “Corporate Governance—Board and Committee Performance Evaluations” below). Our Board believes collecting feedback in this manner provides a comprehensive and candid view of the CEO’s performance.
After collecting and reviewing this feedback, the Chairperson delivers a summary of the Board’s evaluation to the CEO in a one-on-one meeting. This feedback is intended to support the CEO’s continued development, reinforce alignment with the Company’s strategic priorities, and promote a culture of accountability and continuous improvement.
Oversight of Artificial Intelligence
While we recognize the transformative potential of AI, we also recognize that AI — both as we use it in our products and operations and as it is used by third parties — poses risks to our business. To address these risks, we are continuing to develop a multi-layered governance framework to oversee the responsible development and deployment of AI technologies across our business as well as the protection of our business and assets from external AI threats.
The Audit Committee provides high-level oversight of risks and opportunities related to our use of AI. As part of its broader risk oversight responsibilities, the Audit Committee receives periodic updates from management on our AI strategy, governance practices and key developments, including legal, ethical and operational considerations related to AI. These updates are designed to inform the Audit Committee’s oversight of our risk management framework and internal controls as they relate to AI.
Day-to-day oversight of AI initiatives is led by management through a cross-functional approach that includes consultation with subject matter experts from Engineering, Product, Legal, User Operations and other relevant functions. This collaborative effort enables us to evaluate and manage the development and use of AI technologies across the organization in a coordinated and responsible manner. Management’s oversight responsibilities include evaluating emerging risks and opportunities related to AI as well as establishing internal guidelines for approved AI use. For example, management oversaw the development and implementation of a Company-wide AI acceptable use policy as well as tailored policies and procedures governing the use of AI by individual teams across Yelp. These policies are designed to help ensure that we use AI in a manner that aligns with our values, supports our mission, and complies with applicable laws and standards. Team leaders are responsible for monitoring compliance with internal policies and industry best practices, and escalating significant issues to executive leadership and the Audit Committee as appropriate.
While we believe this framework represents significant progress toward robust oversight of AI at Yelp, we also recognize that the use of AI technologies, as well as the regulatory and ethical landscape surrounding it, is rapidly evolving. We expect our governance practices to continue to develop over time as we refine our approach, respond to new risks and opportunities, and incorporate emerging best practices.
Oversight of ESG
We believe that the success of our stakeholders — including our employees, customers, and the other people and communities our business touches — is a critical factor in our own success, and that giving appropriate consideration to how our business impacts these stakeholders is therefore in the best interests of our stockholders.
This commitment to our stakeholders is reflected in our ESG priorities, goals and practices. Several teams across the Company hold responsibility for specific ESG topics, with broader oversight provided by our ESG Council. The ESG Council is led by the Chief Financial Officer and Chief Culture Officer, and consists of representatives from our Legal, Finance, Investor Relations, Communications, Workplace, People and Information Technology teams. The ESG Council meets quarterly and is responsible for setting the overall strategy of Yelp’s ESG programs, as well as communicating such strategy to the Board on a regular cadence to invite input at the highest levels of the organization.
The Board and its committees have responsibility for risk and operational oversight of the following ESG-related issues:

Board/Committee	Areas of ESG-related Oversight
Full Board of Directors
•Corporate culture, talent planning and other human capital management matters
•Advocacy on matters of public policy such as regulation of the technology industry and antitrust policy
•Approach to trust and safety

Audit Committee	•Ethics and compliance programs •Capital allocation

Compensation Committee	•Employee compensation and benefit programs, well-being and engagement

Nominating Committee	•Board composition, including diversity of experience and viewpoints •Monitoring of significant ESG trends •ESG reporting •Investor feedback on ESG matters

Corporate Governance

Our mission is to connect people with great local businesses. Since our founding over 20 years ago, we have built one of the best known Internet brands in the United States. Consumers trust us for the more than 300 million ratings and reviews available on our platform of businesses across a broad range of categories. This consumer trust is the foundation of our business, from which we are able to empower other businesses to succeed. Our advertising products help businesses of all sizes reach a large audience, promote their products and drive conversion of their services.
We recognize that pursuing our mission goes hand in hand with a commitment to corporate governance practices that promote long-term stockholder value creation, including by providing the right leadership structure and composition of the Board, as well as providing our stockholders with both the opportunity to provide direct feedback and key substantive rights to ensure accountability. Accordingly, our Board and Nominating Committee regularly review our corporate governance practices and structure to evaluate whether changes are needed to continue meeting the needs of the business, align with best practices or respond to stockholder feedback. In recent years, we have made a number of enhancements to our corporate governance practices based on such evaluations, including our declassification of the Board and adoption of proxy access, among other things.
To help ensure that the Board will have the necessary practices in place to review and evaluate our business operations as needed to make decisions that are independent of our management, the Board has documented its governance practices in our Corporate Governance Guidelines. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of executive management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation.
Our Board has also adopted a Code of Business Conduct and Ethics applicable to all officers, directors and employees, including those officers responsible for financial reporting, that, together with our Corporate Governance Guidelines, Bylaws and Board committee charters, provide the framework for the governance of the Company.

The following are key highlights of our Board profile and corporate governance practices:

✓	Approximately 89% of current directors are independent
✓	Maintain an independent Chairperson separate from our Chief Executive Officer
✓	100% independent committee members
✓	Majority voting with director resignation policy in uncontested elections
✓	Strong stockholder engagement practice
✓	Track record of effective Board refreshment (with two of our independent director nominees having joined since 2024 and a total of four since 2020)
✓	All directors elected annually
✓	Proxy access for stockholders
✓	Regular executive sessions of independent directors
✓	Robust Code of Conduct and Corporate Governance Guidelines
✓	Periodic reviews of committee charters, Code of Conduct and Corporate Governance Guidelines

✓	No short sales, hedging, pledging, margin purchases or other inherently speculative transactions in our equity securities by directors or executive officers
✓	Annual say-on-pay vote
✓	Succession planning process, including annual review of succession plans
✓	Annual review of the Chief Executive Officer’s performance
✓	Updated stock ownership guidelines for directors and executive officers
✓	Maintain clawback policy on incentive-based cash and equity compensation for current and former executive officers
✓	Comprehensive risk oversight by full Board and committees
✓	Annual Board and committee self-evaluations, including individual director evaluations
✓	Director participation in orientation and continuing education
Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters of our standing Board committees are available to stockholders on our website at www.yelp-ir.com under the section entitled “Governance Documents” within the “Governance” menu. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver of its provisions to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Board and Committee Performance Evaluations
Our Board and each of its standing committees conduct annual self-evaluations to determine whether they are functioning effectively and whether any changes are necessary to improve their performance. Our Nominating Committee is responsible for establishing the evaluation criteria and implementing the process for the evaluations. Each year, with the assistance of our outside counsel, we conduct interviews of each director to obtain his or her assessment of the effectiveness of the Board and committees, director performance and Board dynamics. A representative of our outside counsel then reports the results of these interviews to the Nominating Committee and the Board, where the results are discussed.

Board Composition
The Nominating Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating Committee has identified and evaluated the nominees for election at the Annual Meeting in the broader context of the Board’s overall composition, with the goal of selecting nominees who complement and strengthen the skills of other members of the Board and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to the effective functioning of the Board, as described in greater detail below.

Considerations in Evaluating Director Nominees
The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also considers such factors as possessing relevant expertise on which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, experience as a board member or executive officer of another publicly held company, potential conflicts of interest with other pursuits and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the stockholders.
In conducting this assessment, the Nominating Committee typically considers diversity of thought, personal background, perspective and experience, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diverse viewpoints.
In the case of incumbent directors being considered as candidates for reelection, the Nominating Committee reviews such directors’ overall service to the Company during their current term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon NYSE listing standards, applicable SEC rules and regulations, our additional independence factors and the advice of counsel, if necessary. The Nominating Committee meets to discuss and consider candidates’ qualifications and then selects nominee(s) for recommendation to the Board by majority vote.
To identify candidates for Board membership, the Nominating Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. For example, the Nominating Committee periodically engages Heidrick & Struggles, a nationally recognized director search firm, to assist with vacancies and our ongoing Board refreshment process, as described below. The Nominating Committee also conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.
At this time, the Nominating Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders and will evaluate such candidates on a case-by-case basis. The Nominating Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.
Board Refreshment
The Board believes that a degree of refreshment is important to ensure that its composition is aligned with the changing needs of the Company and Board, and that fresh viewpoints and perspectives are regularly considered. At the same time, the Board also believes that directors develop an understanding of the Company and an ability to work effectively as a group over time that provides significant value, and that therefore a significant degree of continuity from year to year is in the best interests of stockholders. Accordingly, in addition to seeking to maintain the appropriate balance of skills, knowledge and experience on the Board described above, the Board and the Nominating Committee also look to achieve a balanced mix of newer and longer-serving directors.

To this end, the Board and the Nominating Committee maintain a Board refreshment process in which they evaluate the Board’s composition and work to identify additional director candidates to help drive our strategy and business on an ongoing basis. The Nominating Committee engaged Heidrick & Struggles in 2023 to help identify independent director candidates, which resulted in Messrs. Jedda and Green joining the Board in March 2024 and August 2025, respectively.
As a result of this process, we have appointed a new independent director in each of the past two years. Two additional independent director nominees — Christine Barone and Tony Wells — were first appointed to our Board in 2020, reflecting the meaningful Board refreshment that our Board has undertaken in recent years.
As of April 7, 2026, our Board composition reflected the characteristics shown in the charts below. We believe this Board composition strikes the right balance between long-term understanding of our business and fresh external perspectives, and has the experience, qualifications, attributes and skills needed for the effective oversight of management.

While the Board believes that refreshment is important, it also recognizes that term limits or a mandatory retirement age could cause the loss of experience or expertise important to the effective operation of the Board. Therefore, the Board and the Nominating Committee do not make determinations with regard to Board membership based solely on age or tenure, but rather consider tenure as one of several factors in assessing Board composition.
Committee Compositions
The Board and the Nominating Committee also review committee assignments on an annual basis to help ensure an appropriate mix of skills, experience and tenure on each committee, while also providing each committee with continuity of operations to maintain its effectiveness.
Proxy Access
Our Bylaws provide procedures that allow a stockholder or group of up to 50 stockholders that have owned at least 3% of our outstanding common stock continuously for at least three years to nominate and include in our proxy statement for an annual meeting director nominees constituting up to the greater of two individuals or 20% of the number of directors in office, provided the stockholder or stockholders satisfy the requirements specified in the Bylaws.

Stockholder Engagement
Outreach
We believe that effective corporate governance should include regular, constructive conversations with our stockholders. Certain members of our Board, executive management and Investor Relations team engage with stockholders directly throughout the year to discuss our corporate governance and executive compensation programs, as well as to answer questions and elicit feedback. Our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer also regularly engage in dialogue with our stockholders in connection with our quarterly announcement of financial results, at conferences and through other channels. Management provides an overview of these discussions and feedback to the Board and relevant committees for consideration and appropriate follow up.
As part of our ongoing outreach efforts, we reached out to or responded to meeting requests from stockholders collectively representing approximately 56% of our outstanding shares held by non-affiliates (i.e., excluding shares held by officers and directors) following our 2025 Annual Meeting. Members of executive management and our Investor Relations team, joined at times by Ms. Irvine, the Chairperson of our Board, ultimately engaged in discussions with stockholders representing approximately 28% of our outstanding shares held by non-affiliates.
In addition to discussing company performance and strategy, we also received input from our stockholders regarding our stock-based compensation expense reduction initiative, AI strategy, how we are measuring AI-driven operational efficiencies and how we enforce our policy against AI-generated reviews. We took the actions and provided the responses set forth in the table below.

What We Heard		How We Responded

Stock-based Compensation Expense	•We met investor expectations with respect to progress on our initiative to reduce stock-based compensation expense as a percentage of net revenue through a Company-wide shift in compensation mix.
•Our Compensation Committee further shifted the compensation mix for executive officers toward cash through increases in target cash incentive opportunities as planned, while holding target total equity values approximately flat for 2026.
•We reiterated our plans to reduce stock-based compensation expense to less than 6% of net revenue by the end of 2027.

AI Strategy	•Request for information on how we can use AI to drive sustainable growth in our business.
•Our Q4 and Full Year 2025 Letter to Shareholders described our plans to transform key parts of Yelp through AI-based initiatives and our belief that these initiatives will position us to drive long-term profitable growth.
•These initiatives include plans to build and acquire AI tools to manage the full customer lifecycle, which represent an opportunity to diversify our business with new revenue streams, which we believe will make our business more resilient.

AI-driven Operational Efficiencies	•Request for information as to how we measure productivity gains resulting from the use of AI in our business operations.
•While we do not publicly disclose performance metrics in this area, excluding headcount from acquisitions, we have maintained approximately flat headcount in recent years and plan to do so again in 2026 (excluding hires to support the growth of Hatch, our most recent acquisition). Our team’s ability to deliver operational efficiencies using AI is a key part of our ability to decouple growth in our business from growth in headcount.

What We Heard		How We Responded

AI-generated Reviews	•Request for information regarding how we enforce our policy against AI-generated reviews.
•Our annual Trust & Safety Report released in February 2026 included information on how we detect and mitigate AI-generated reviews as well as on the number of suspected AI-generated reviews our automated systems filtered out in 2025.

Communications with the Board
Stockholders, any other security holders of the Company and other interested parties may communicate with the Board at the following address:
The Board of Directors
c/o Corporate Secretary
Yelp Inc.
350 Mission Street, 10th Floor
San Francisco, CA 94105
Communications are distributed to the Board or to a particular director, as appropriate, depending on the facts and circumstances outlined in the communication. Material that is unduly hostile, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be made available to any non-management director upon request.

Director Compensation

2025 Director Compensation Arrangements
Our Compensation Committee periodically reviews and assesses our non-employee director pay practices, typically with the assistance of an independent compensation consultant based on market data. In late 2024, our Compensation Committee conducted a full evaluation of Board compensation in consultation with Compensia, Inc. (“Compensia”), an independent national compensation consulting firm that is engaged by, and reports directly to, the Compensation Committee.
To establish a comparative framework for the Compensation Committee’s evaluation, Compensia provided advice on market practices as well as a compensation analysis consisting of board compensation data from the same peer group used by the Compensation Committee for executive compensation purposes. After considering this market data, as well as the time and responsibility requirements of the various Board and committee roles, our Compensation Committee recommended, and the Board approved, the non-employee director compensation arrangements described below, effective as of January 1, 2025 (the “2025 Director Compensation Program”).
Prior to the Board’s approval of the 2025 Director Compensation Program, there had been no changes to our non-employee director compensation program since those approved by the Board in early 2023. The 2025 Director Compensation Program reflected the following changes to the annual cash fees provided under our previous non-employee director compensation program:

Board or Committee Role	2023-2024	2025
Non-employee Director	$40,000	$45,000
Chairperson of the Board	$45,000	$47,500
Audit Committee Member	$9,000	$10,000
Chairperson of the Compensation Committee	$10,000	$15,300
Chairperson of the Nominating Committee	$7,500	$10,000
Nominating Committee Member	$2,600	$3,900

In addition, the 2025 Director Compensation Program maintained that new non-employee directors are entitled to receive an RSU award valued at $325,000, and increased the target grant value of the annual RSU awards for non-employee directors from $205,000 to $247,500. These changes were intended to better align our non-employee director compensation program with general market practices for non-employee director compensation and to acknowledge the time and responsibility requirements of the various Board and committee roles.
As an employee of Yelp, Mr. Stoppelman, our Chief Executive Officer, does not receive any additional compensation for his service on the Board.

Cash Compensation
In 2025, each of our non-employee directors received an annual cash fee of $45,000 and the Chairperson of our Board received an additional annual cash fee of $47,500. We also provided the following cash compensation for Board committee services, as applicable, to non-employee directors:

Board Committee	Chairperson Fee	Member Fee
Audit Committee	$20,000	$10,000
Compensation Committee	$15,300	$5,000
Nominating Committee	$10,000	$3,900

Cash compensation payments are made quarterly in arrears. Our non-employee directors may elect to receive any cash fees that they would otherwise be entitled to in the form of shares of common stock with an equivalent value, issued in the form of restricted stock unit (“RSU”) awards that vest quarterly over the applicable year of service.
Equity Compensation
New non-employee directors are entitled to receive an RSU award valued at $325,000 that vests in equal annual installments over three years.
Each non-employee director is also entitled to receive an RSU award annually (the “Annual RSU Award”) on the date of our annual meeting of stockholders. In 2025, the Annual RSU Award was valued at $247,500 and fully vests on the earlier of (a) one year from the date of grant or (b) the next annual meeting of stockholders.
The timing of our equity awards is not coordinated in a manner that intentionally benefits our non-employee directors. For more information, see “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Policies—Equity Grant Timing.”
Expense Reimbursements
We have a policy of reimbursing our non-employee directors for their reasonable out-of-pocket expenses incurred in attending our Board and Board committee meetings.

Director Compensation for the Year Ended December 31, 2025
The following table shows, for the year ended December 31, 2025, certain information with respect to the compensation of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(3)(4) ($)	Total ($)
Fred D. Anderson, Jr.	70,300(1)	247,516(5)	317,816
Christine Barone	55,000	247,516(5)	302,516
Robert Gibbs	65,000(1)	247,516(5)	312,516
Logan Green	23,475(1)	325,018(6)	348,493
Diane Irvine	116,400	247,516(5)	363,916
Dan Jedda	50,000	247,516(5)	297,516
Sharon Rothstein	53,900	247,516(5)	301,416
Chris Terrill	24,450(2)	—	24,450
Tony Wells	50,000	247,516(5)	297,516

(1)    The indicated non-employee director elected to receive the indicated amount of cash fees he was otherwise entitled to receive in the form of an RSU award of equivalent value (as described under “—2025 Director Compensation Arrangements—Cash Compensation” above). Mr. Green’s cash fees for 2025 were prorated from August 19, 2025, when he joined the Board. The number of shares issued in lieu of cash fees was calculated based on the closing price of our common stock on the NYSE on the date of grant. The grant date fair values of the RSUs awarded to Messrs. Anderson, Gibbs and Green in lieu of their cash fees for 2025 were $70,301, $65,017 and $23,489, respectively.
(2)    Represents the cash board fees Mr. Terrill received for his service in 2025, which were prorated through June 13, 2025, when he departed from the Board.
(3)    The amounts reported here do not reflect the actual economic value realized by our directors. In accordance with SEC rules, this column represents the aggregate grant date fair value of shares underlying stock awards granted during the year ended December 31, 2025, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair values of RSU awards are calculated based on the closing price of our common stock on the date of grant.
(4)    The following table sets forth the aggregate numbers of (a) unvested shares subject to outstanding RSU awards and (b) shares subject to outstanding stock options held by each non-employee director as of December 31, 2025:

Name	Unvested RSUs	Outstanding Stock Options
Fred D. Anderson, Jr.	8,214	30,000
Christine Barone	7,701	24,600
Robert Gibbs	8,175	30,000
Logan Green	10,588	—
Diane Irvine	7,701	30,000
Dan Jedda	12,843	—
Sharon Rothstein	7,701	29,950
Tony Wells	7,701	21,550

As discussed in footnote 1 above, Messrs. Anderson, Gibbs and Green each elected to receive the cash fees he was otherwise entitled to receive in 2025 in the form of an RSU award of equivalent value.
(5)    The amount represents the grant date fair value of the Annual RSU Award received by the indicated non-employee director.
(6)    The amount represents the grant date fair value of the RSUs Mr. Green received as a new director.
Director Stock Ownership Requirement
In March 2025, our Board amended and restated our Stock Ownership Guidelines (as amended and restated, the “Restated Guidelines”) for our executive officers and non-employee directors. The Restated Guidelines increased the minimum required ownership level for each non-employee director to shares valued at 5x the director’s annual cash retainer for service on the Board, excluding any fees paid with respect to service on a committee of the Board, calculated based on the average closing price of our common stock over the preceding calendar year. Previously, the minimum required ownership level for non-employee directors was the lesser of (a) shares valued at 3x the director’s annual cash retainer for service on the Board, excluding any fees paid with respect to service on a committee of the Board, or (b) 2,000 shares.
The calculation of an individual’s stock ownership no longer includes any unexercised options under the Restated Guidelines. Unvested RSUs continue to be excluded from such calculation.
Each non-employee director must achieve this minimum position by the later of (x) December 31, 2028 or (y) five years after the individual became subject to the Restated Guidelines. Until such time, individuals who were subject to the prior Stock Ownership Guidelines (“Prior Guidelines”) must at a minimum continue to hold the number of shares necessary to comply with the ownership guidelines set forth in the Prior Guidelines, calculated as of December 31, 2024. Each of our current non-employee directors other than Mr. Green was subject to the Prior Guidelines and, as of December 31, 2025, exceeded his or her ownership requirement under the Prior Guidelines. Mr. Green is within the five-year period for achieving compliance with the Restated Guidelines.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
As recommended by the Nominating Committee, the Board’s nominees for election as directors are Fred D. Anderson, Jr., Christine Barone, Robert Gibbs, Logan Green, Diane Irvine, Dan Jedda, Sharon Rothstein, Jeremy Stoppelman and Tony Wells, each of whom is currently a member of our Board whose term expires at the Annual Meeting. If elected at the Annual Meeting, each of these nominees would serve until the 2027 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.
Each of the nominees is currently a member of our Board. Mr. Green was appointed to the Board during 2025 to fill a vacancy and has not previously been elected by our stockholders. The Nominating Committee recommended Mr. Green’s initial election to the Board in connection with its continuation of the refreshment process it began in late 2018, and his candidacy was recommended by a third-party search firm, as described above in the section titled “Information Regarding the Board of Directors and Corporate Governance—Corporate Governance—Board Composition—Board Refreshment.”
Shares represented by executed proxies will be voted, unless otherwise directed, for the election of the nine nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, or should for good cause decline to serve, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board on the recommendation of the Nominating Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
THE BOARD RECOMMENDS
A VOTE “FOR” ALL OF THE NAMED NOMINEES

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. We first engaged Deloitte & Touche LLP in 2008 to audit our financial statements beginning with those for the year ended December 31, 2007. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the years ended December 31, 2025 and 2024 by Deloitte & Touche LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2025	2024
	(in thousands)
Audit Fees(1)	$2,463	$2,900
Audit-Related Fees	—	—
Tax Fees(2)	240	148
All Other Fees(3)	87	4
Total Fees	$2,790	$3,052

(1)    Audit Fees are fees and expenses for the audit of our financial statements, review of interim financial statements, and services in connection with our statutory and regulatory filings or engagements in those fiscal years.
(2)    Tax Fees are fees billed for tax compliance, advice and planning.
(3)    All other fees are fees for products and services other than the services described above. The other fees billed in 2025 consisted of fees for a gap assessment and related services with respect to new ESG regulations and the Company’s subscription to the Deloitte Accounting Research Tool, a web-based library of accounting and financial disclosure literature. The other fees billed in 2024 consisted of the Company’s subscription to the Deloitte Accounting Research Tool.
All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee has delegated to the Chairperson of the Audit Committee the authority to grant interim pre-approvals of audit services, provided that any such pre-approvals are required to be presented to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 2

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The Board has adopted a policy of soliciting a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, every year in accordance with the preference previously indicated by our stockholders. Accordingly, this year we are again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to attract, retain and motivate talented executives who can drive our long-term success and deliver value to our stockholders. In 2025, we maintained the existing structure of our executive compensation program, which has received strong support from stockholders in recent years, as well as its focus on performance-based compensation, while also continuing to implement a Company-wide phased initiative to reduce stock-based compensation expense as a percentage of net revenue. Following a 10% year-over-year decrease in each of our named executive officers’ target total equity value and a six to eight percent year-over-year decrease in target total compensation (i.e., base salary + target cash incentive + target total value of equity compensation) in 2024 as part of this initiative, we kept target total equity values approximately flat in 2025. We also approved modest base salary increases for each named executive officer for 2025 and implemented the first of two planned increases to their target cash incentive opportunities, resulting in target total direct compensation values increasing modestly relative to 2024 but remaining below 2023 values.
Our 2025 executive compensation program nevertheless continued to emphasize pay for performance and long-term value creation by delivering a substantial majority of compensation in the form of equity awards that are at risk and tied to performance and stockholder value. We also continued to base our annual cash incentive program on pre-set corporate performance goals. As a result, 93% of our Chief Executive Officer’s target total direct compensation was at risk and tied to either Company performance or stock value, as was 87% of our other named executive officers’ target total direct compensation on average.
We believe our program is reasonable in light of the executive compensation programs of companies with whom we compete for talent, and responsible in that it encourages our executive officers to pursue sustainable increases in stockholder value without encouraging excessive risk taking. We encourage you to read the Compensation Discussion and Analysis, compensation tables and related narrative disclosures included in this Proxy Statement for additional details about our executive compensation program.
The Board is asking the stockholders to indicate their support for the compensation of our named executive officers, as described in this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, we expect the next scheduled advisory vote on executive compensation to be at the 2027 Annual Meeting of Stockholders.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 3

PROPOSAL NO. 4
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR
2012 EMPLOYEE STOCK PURCHASE PLAN
On April 10, 2026, our Compensation Committee amended and restated the Yelp Inc. 2012 Employee Stock Purchase Plan, as amended (the “ESPP”), subject to approval by our stockholders. The only material change resulting from such amendment and restatement was to increase the maximum number of shares of our common stock that may be issued under the ESPP by 2,100,000 shares, subject to adjustment for certain changes in our capitalization. As of April 7, 2026, 830,387 shares of our common stock remained available for future purchase under the ESPP and a total of 55,833,190 shares of our common stock were outstanding.
Throughout this Proxy Statement, we refer to the ESPP as amended and restated by the Compensation Committee as the “Restated ESPP.”
Effect of Stockholder Approval

Approval of the Restated ESPP will allow us to continue to provide our employees with the opportunity to acquire an ownership interest in Yelp through their participation in the Restated ESPP, encouraging them to remain employed with us and more closely aligning their interests with those of our stockholders. When we adopted the ESPP in 2012, fewer than 1,000 employees were eligible to participate in the ESPP. As of April 7, 2026, approximately 5,159 of our employees were eligible to participate in the ESPP. The additional shares requested in this Proposal No. 4 will help us meet the needs of the expanded pool of eligible employees.
If this Proposal No. 4 is approved by our stockholders, the Restated ESPP will become effective upon the date of the Annual Meeting. In the event that our stockholders do not approve this Proposal No. 4, the Restated ESPP will not become effective and our ESPP will continue in its current form.
Description of the Restated ESPP

The material features of the Restated ESPP are outlined below. The following is a summary only and is qualified in its entirety by reference to the complete text of the Restated ESPP, which is appended to this Proxy Statement as Appendix B and which we encourage stockholders to read in its entirety.
Purpose and Background
The Restated ESPP is designed to provide certain employees with an opportunity to purchase our common stock, to assist us in retaining the services of our employees, to secure and retain the services of new employees, and to motivate those individuals to exert maximum efforts for our success.
The Restated ESPP includes both a component that is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the “423 component”) as well as a component that is not intended to so qualify (the “non-423 component”). The purpose of the non-423 component of the Restated ESPP is to authorize the grant of purchase rights that do not meet the requirements of an employee stock purchase plan because of deviations necessary or desirable to permit participation in the Restated ESPP by employees who are foreign nationals or employed outside of the United States, while complying with applicable foreign laws.

Administration
Our Board administers the Restated ESPP and has delegated concurrent administrative authority to the Compensation Committee, but may revest in itself some or all of the delegated power. Each of the Board and Compensation Committee is considered to be a Plan Administrator for purposes of Proposal No. 4. The Plan Administrator has the final power to construe and interpret both the Restated ESPP and the purchase rights granted thereunder. The Plan Administrator has the power, subject to the provisions of the Restated ESPP, to determine the provisions of each offering of rights to purchase our common stock as well as whether employees of any of our subsidiaries will be eligible to participate in the Restated ESPP.
Share Reserve
Subject to adjustment for certain changes in our capitalization, the maximum number of shares of common stock that may be issued under the Restated ESPP on or after April 7, 2026 will not exceed 2,930,387 shares, which number is the sum of (i) the 2,100,000 shares that are subject to approval by our stockholders under this Proposal No. 4, plus (ii) the 830,387 shares that remained available for issuance under the ESPP as of April 7, 2026.
If any purchase right granted under the Restated ESPP terminates without having been exercised in full, the shares of common stock not purchased will again become available for issuance under the Restated ESPP.
Offering Periods
Shares of our common stock are offered through a series of offering periods of such duration as determined by the Plan Administrator, provided that in no event may an offering period exceed 27 months. We may have concurrent or overlapping separate offerings that vary in terms. Each offering period has one or more purchase dates, as determined by the Plan Administrator prior to the commencement of that offering period. The Plan Administrator has the authority to alter the duration of subsequent offering periods or change the number of purchase dates within each such offering period. When an eligible employee elects to join an offering period, he or she is granted a purchase right to acquire shares of our common stock on each purchase date within the offering period. On the purchase date, all contributions collected from the participant are automatically applied to the purchase of our common stock, subject to certain limitations.
The Plan Administrator has the discretion to structure an offering so that if the fair market value of our common stock on the first trading day of a new purchase period within the offering period is less than or equal to the fair market value of our common stock on the first day of the offering period, then that offering will terminate immediately as of that first trading day and the participants in that terminated offering will be automatically enrolled in a new offering beginning on the first trading day of the new purchase period.
The Plan Administrator, in its discretion, will determine which of our designated affiliates will be eligible to participate in the 423 component of the Restated ESPP and which of our designated affiliates will be eligible to participate in the non-423 component of the Restated ESPP.
Eligibility
Generally, each employee employed by us, or by any of our subsidiaries designated by the Plan Administrator, may participate in offerings under the Restated ESPP, provided such employee has been in our continuous employment for such period preceding the first day of the offering period as the Plan Administrator may require, but in no event may the required period of continuous employment be equal to or greater than two years. In addition, the Plan Administrator may (unless prohibited by law) provide that an employee will not be eligible to be granted purchase rights under the Restated ESPP unless the employee is customarily employed for more than 20 hours per week and more than five months per calendar year.

However, no employee is eligible to participate if, immediately after the grant of purchase rights, the employee would own stock possessing five percent or more of the total combined voting power or value of our common stock. In addition, no employee may purchase more than $25,000 worth of our common stock, valued at the time each purchase right is granted, for each calendar year during which those purchase rights are outstanding.
As of April 7, 2026, approximately 5,159 employees were eligible to participate in the Restated ESPP.
Participation
An eligible employee may enroll by delivering to us, prior to the date selected by the Plan Administrator as the beginning of an offering period, an agreement authorizing contributions as specified by the Plan Administrator, which may be up to 15% of such employee’s earnings during the applicable period.
Purchase Price
The purchase price per share at which shares of our common stock are sold on each purchase date during an offering period will not be less than 85% of the lesser of (a) the fair market value per share of our common stock on that purchase date or (b) the fair market value per share of our common stock on the first day of the offering period. As of April 7, 2026, the closing price of our common stock on the New York Stock Exchange LLC was $25.59 per share.
Payment of Purchase Price; Contributions
The purchase price of the shares is generally funded by payroll deductions accumulated over the offering period, unless otherwise required by local laws. All contributions made for a participant are credited to his or her account and deposited with our general funds, unless otherwise required by local laws.
Purchase of Stock
By executing an agreement to participate, an employee is entitled to purchase shares. The Plan Administrator may specify a maximum number of shares of common stock that each participant may purchase and a maximum aggregate number of shares of common stock that may be purchased by all participants in such offering. If the aggregate number of shares to be purchased upon exercise of outstanding purchase rights in the offering would exceed any such maximum number, the Plan Administrator will make a pro rata allocation of available shares in a uniform and equitable manner. Unless an employee’s participation is discontinued, his or her right to purchase shares is exercised automatically on the next purchase date at the applicable price.
Withdrawal
Participants may withdraw from a given offering period by delivering a form provided by us and terminating their contributions. Such withdrawal may occur at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, we will refund accumulated but unused contributions without interest to the employee, and such employee’s right to participate in that offering will terminate. An employee’s withdrawal from an offering does not affect eligibility to participate in future offerings.
Termination of Employment
Purchase rights terminate immediately upon cessation of employment for any reason or if a participant is otherwise no longer eligible to participate, and we will refund all accumulated but unused contributions without interest.

Restrictions on Transfer and Sales
Purchase rights are not transferable and may be exercised only by the person to whom such rights are granted, except by will, by the laws of descent and distribution, or, if permitted by us, by a beneficiary designation.
Changes in Capitalization
In the event of certain capitalization adjustments, the Plan Administrator will proportionately adjust: (a) the class(es) and maximum number of securities subject to the Restated ESPP; (b) the class(es) and number of securities and price per share in effect under each outstanding purchase right; and (c) the class(es) and number of securities that are the subject of any purchase limits under each ongoing offering.
Corporate Transaction
In the event of a corporate transaction (as defined in the Restated ESPP and described below), any surviving or acquiring corporation (or its parent company) may assume or continue outstanding purchase rights or substitute similar purchase rights for outstanding purchase rights. If the surviving or acquiring corporation (or its parent company) does not assume or continue such rights or substitute similar rights, then the participants’ accumulated contributions will be applied to the purchase of shares of our common stock within 10 business days prior to the corporate transaction, and such outstanding purchase rights will terminate immediately thereafter.
For purposes of the Restated ESPP, a corporate transaction generally will be deemed to occur in the event of the consummation of: (a) a sale or other disposition of all or substantially all of our consolidated assets or of at least 50% of our outstanding securities; or (b) a merger, consolidation or similar transaction following which (i) we are not the surviving corporation, or (ii) we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
Plan Amendments and Termination
The Plan Administrator may amend or terminate the Restated ESPP at any time. However, purchase rights granted before the amendment or termination of the Restated ESPP will not be materially impaired by any such amendment or termination, except (a) with the consent of the affected participant, (b) as necessary to comply with any laws, listing requirements or governmental regulations (including Section 423 of the Internal Revenue Code), or (c) as necessary to obtain or maintain favorable tax, listing or regulatory treatment. We will obtain stockholder approval of any amendment of the Restated ESPP as required by applicable law and listing requirements.
U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income taxation consequences to employees and us with respect to participation in the component of the Restated ESPP intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside or the taxation consequences with respect to participation in any component of the Restated ESPP not intended to meet the requirements of Section 423 of the Internal Revenue Code. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Internal Revenue Code and the satisfaction of our tax reporting obligations.

A participant will be taxed on amounts withheld for the purchase of shares of our common stock as if such amounts were paid directly to the participant. However, no taxable income will be recognized by a participant, and no deductions will be allowable to us, upon either the grant or exercise of purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired, or in the event the participant should die while still owning the purchased shares.
If a participant sells or otherwise disposes of the purchased shares within two years after the beginning of the associated offering period or within one year after the purchase date, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price, and we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant will also recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.
If the participant sells or otherwise disposes of the purchased shares more than two years after the beginning of the associated offering period and more than one year after the purchase date, the participant will generally recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (b) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss. We will not be entitled to an income tax deduction with respect to such disposition.
New Plan Benefits

Participation will be voluntary and each eligible employee will make his or her own decision whether and to what extent to participate. In addition, we have not approved any grants of purchase rights that are conditioned on stockholder approval of this Proposal No. 4. Accordingly, we cannot determine the benefits or number of shares that will be received in the future by individual employees or groups of employees. Our non-employee directors will not be eligible to participate.

ESPP Benefits

The following table shows, for each of the individuals and groups indicated, the number of shares of our common stock that have been purchased under the ESPP since its initial approval by our stockholders in 2012 through April 7, 2026.

Name and Position	Number of Shares Purchased
Jeremy Stoppelman Chief Executive Officer & Director	—
David Schwarzbach Chief Financial Officer	—
Sam Eaton Chief Technology Officer	4,662
Jed Nachman Chief Operating Officer	8,002
Craig Saldanha Chief Product Officer	—
All current executive officers as a group	12,664
All current directors who are not executive officers as a group	—
Each nominee for election as a director:
Fred D. Anderson, Jr.	—
Christine Barone	—
Robert Gibbs	—
Logan Green	—
Diane Irvine	—
Dan Jedda	—
Sharon Rothstein	—
Jeremy Stoppelman	—
Tony Wells	—
Each associate of any current executive officer, director or director nominee	—
Each other person who received or is to receive 5% of purchase rights	—
All employees, including all current officers who are not executive officers, as a group	6,016,495

Please also refer to Equity Compensation Plan Information below for further information about shares that may be issued under all of our equity compensation plans as of December 31, 2025, including the ESPP.
Registration with the SEC

If the Restated ESPP is approved by stockholders, the Company will file a Registration Statement on Form S-8 with the SEC with respect to the shares of the Company’s common stock added to the share reserve pursuant to the Restated ESPP, as soon as reasonably practicable following stockholder approval.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 4

EXECUTIVE OFFICERS
The names, ages and certain other information concerning our executive officers as of April 7, 2026 are set forth below. There are no family relationships between any of our directors and any of our executive officers.

Name	Age	Position Held With the Company
Jeremy Stoppelman	48	Co-Founder and Chief Executive Officer
David Schwarzbach	57	Chief Financial Officer
Sam Eaton	53	Chief Technology Officer
Joseph R. (“Jed”) Nachman	53	Chief Operating Officer
Carmen Amara	51	Chief People Officer
Craig Saldanha	48	Chief Product Officer

Jeremy Stoppelman. Biographical information regarding Mr. Stoppelman is set forth under “Information Regarding the Board of Directors and Corporate Governance—Board of Directors—Biographies of Our Board Members.”

David Schwarzbach has served as our Chief Financial Officer since February 2020. Mr. Schwarzbach previously served as Chief Financial Officer of Optimizely, Inc., a private company that provides A/B testing tools and personalization capabilities for websites, mobile apps and connected devices, from October 2015 to January 2020. He also served as Chief Operating Officer of Optimizely from February 2017 to January 2020. From June 2011 to September 2015, Mr. Schwarzbach held several senior finance positions at eBay Inc., an Internet marketplace company, most recently as Vice President and Chief Financial Officer of eBay’s multibillion-dollar North American Marketplaces business. Mr. Schwarzbach holds a B.S. in Plant Science from the University of California, Davis and an M.P.A. in Economics and Public Policy from Princeton University.

Sam Eaton has served as our Chief Technology Officer since January 2021. Mr. Eaton previously served as Senior Vice President, Engineering from September 2018 to December 2020 and Vice President, Operations and Infrastructure from April 2016 to September 2018, where he was responsible for scaling and innovating our technical infrastructure and backend systems. Mr. Eaton joined Yelp in April 2013 as Director of Engineering to run the site reliability engineering team. Prior to Yelp, Mr. Eaton spent seven years as Director of Web Technology for Future Publishing, a major U.K. media company. Mr. Eaton holds a B.A. in Computing and Artificial Intelligence from the University of Sussex.

Jed Nachman has served as our Chief Operating Officer since August 2016 and previously served as our Chief Revenue Officer from January 2016 to August 2016, Senior Vice President of Revenue from September 2011 to January 2016 and Vice President of Sales from January 2007 to September 2011. Prior to joining us, Mr. Nachman held several senior sales roles at Yahoo! from January 2002 to January 2007, most recently as Director of Corporate Sales for the Western Region for Yahoo! HotJobs, an online job search company. Prior to Yahoo!, Mr. Nachman served as sales manager at HotJobs from June 1999 to 2002, when it was acquired by Yahoo!. Prior to HotJobs, Mr. Nachman was an associate at Robertson Stephens from 1996 to 1998. Mr. Nachman holds a B.A. in Economics from the University of Colorado at Boulder.

Carmen Amara has served as our Chief People Officer since January 2022. Prior to joining us, Ms. Amara held several senior human resources roles at eBay Inc., most recently serving as Vice President of Global People Operations & Development from February 2021 to January 2022. Prior to that role, she served as Vice President of People from March 2018 to February 2021 and Senior Director, Human Resources Business Partner – Global Customer Experience from November 2014 to February 2018. Prior to eBay, Ms. Amara served in various roles at The Home Depot from June 2002 to May 2012, including Human Resources Director from 2010 to May 2012. Ms. Amara holds a B.A. in Spanish and International Studies from Colby College and an M.B.A. in International Business from Bentley University, and is certified in Executive Coaching through Columbia University.

Craig Saldanha has served as our Chief Product Officer since February 2022. Prior to joining us, Mr. Saldanha served in several product roles at Amazon.com, Inc. from July 2013 to February 2022, including most recently as a Director of Product and Engineering for Prime Video from February 2021 to February 2022. Prior to that role, he served as Director and General Manager of X-Ray for Prime Video from August 2018 to February 2021, Head of Amazon Prime Video, India from August 2017 to August 2018 and Senior Manager, Product Management for Prime Video from March 2017 to July 2017. Prior to Amazon, Mr. Saldanha spent a decade at Intel Corporation in various technical roles. Mr. Saldanha holds a B.E. in Electrical Engineering from the University of Mumbai, an M.S. in Computer Engineering from the University of Wisconsin-Madison and an M.B.A. from Carnegie Mellon University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation discussion and analysis describes our executive compensation program and the decisions in 2025 regarding compensation for our named executive officers (sometimes referred to as “NEOs”):
•Jeremy Stoppelman, our Chief Executive Officer;
•David Schwarzbach, our Chief Financial Officer;
•Sam Eaton, our Chief Technology Officer;
•Jed Nachman, our Chief Operating Officer; and
•Craig Saldanha, our Chief Product Officer.
Executive Summary
This executive summary provides an overview of: (1) the evolution of our executive compensation mix; (2) an analysis of our pay-for-performance alignment; (3) our strategy and 2025 business highlights; (4) 2025 pay outcomes; (5) the impact of our 2025 advisory vote and stockholder outreach on executive compensation; and (6) our executive compensation governance policies and practices.

Evolution of Our Executive Compensation Mix
Our executive compensation arrangements — as well as compensation arrangements for employees throughout the Company — have historically been heavily weighted toward equity over cash. In late 2022, we began work on a multi-year Company-wide initiative aimed at reducing stock-based compensation expense (“SBC”) as a percentage of net revenue to address the relatively high level of SBC resulting from this emphasis on equity compensation. As part of this effort, we expanded our use of cash-based compensation for employees, including our executives. The timeline below illustrates how our executive compensation mix has evolved since we began this initiative.

Our Multi-Year SBC Reduction Initiative

2021 and earlier	●

•All executive compensation except base salary delivered via equity awards.
	●	2022 - 2024

•Informed by stockholder feedback, began implementing significant changes to the compensation mix throughout the organization to expand our use of cash-based compensation, aiming to reduce SBC to less than 8% by the end of 2025.
•Introduced staggered increases in annual cash compensation in 2023, including through the introduction of an annual cash incentive program based on pre-set corporate goals, and enhanced retirement benefits in 2024.
•Eliminated equity awards with target values below a specified threshold level as well as equity awards for certain positions, thereby reducing equity grants across the organization.
•In 2024, reduced the target value for remaining equity awards, including 10% reductions for our NEOs.
•Held target cash incentive opportunities flat in 2024 relative to 2023 levels.

2025	●

•Implemented second staggered increase to annual cash compensation: further increased base salaries for executive officers + increased target bonus opportunities relative to 2023 levels across organization.
•Planned increase in executive target cash incentive opportunities implemented over two years, 2025 and 2026.
•Maintained approximately flat target total equity values relative to 2024 for our NEOs.
•Target total direct compensation values for our NEOs increased modestly relative to 2024 values, but remained below 2023 values.
•Achieved goal of reducing SBC to below 8% of revenue for the month of December 2025.
•Announced plans to further reduce SBC to less than 6% by the end of 2027.

	●	2026

•No base salary increases for VP+ levels, including NEOs.
•Implemented second planned increase in executive target cash incentive opportunities.
•Maintained approximately flat target total equity values relative to 2025 across the organization, including for our NEOs.
•Target total direct compensation values for our NEOs remained approximately flat relative to 2025 and continued to be below 2023 levels.

2025 Executive Compensation Mix
We believe equity compensation has allowed us to attract and motivate key talent while at the same time aligning our executive team’s focus with our long-term interests and those of our stockholders. Accordingly, equity continues to comprise the substantial majority of our executive compensation program, but has decreased relative to cash compensation in line with our program evolution outlined above and as detailed below for 2025:

	Target Compensation Components
Name	2025 Annual Base Salary	2025 Target Cash Incentive (% of Base Salary)	Target Total Cash % Change from 2024	Target Total Equity Value		Target Total Compensation
				2025	% Change from 2024	2025	% Change from 2024

Jeremy Stoppelman	$620,000	80.0%	24.0%	$7,650,000	—%	$8,766,000	2.5%
David Schwarzbach	$566,500	62.5%	11.6%	$3,800,000	3.0%	$4,720,563	4.6%
Sam Eaton(1)	£447,500	62.5%	12.7%	$3,800,000	3.0%	$4,730,146	4.8%
Jed Nachman	$566,500	65.0%	13.3%	$3,900,000	2.0%	$4,834,725	4.0%
Craig Saldanha	$538,200	62.5%	11.6%	$2,700,000	—%	$3,574,575	2.6%

(1)    Mr. Eaton’s 2025 target total compensation and the percentage change from his 2024 target total compensation reflect his cash compensation for each year converted to U.S. dollars based on the average exchange rate in effect between January 1, 2024 and December 8, 2024, reflecting the exchange rate used by the Compensation Committee in setting Mr. Eaton’s 2025 compensation.
Pay-for-Performance Alignment
As we evolve our executive compensation program, we continue to heavily weight our executive officers’ pay towards at-risk compensation. Our Compensation Committee believes that our combination of appropriate base salary, the Performance Bonus Plan (as defined below) and long-term equity awards, including performance-vesting RSUs, appropriately align the interests of our executive team with our performance and the interests of our stockholders:
•Our annual cash incentive program is based on pre-set corporate performance goals that align with our long-term strategic plan (the “Performance Bonus Plan”).
•Performance-vesting RSUs (“Performance Equity Awards”) comprised 50% of the target total value of each named executive officer’s 2025 equity compensation opportunity.
◦50% of the Performance Equity Awards vest based on the relative performance of our total stockholder return (“TSR”) over a three-year period (the “TSR RSUs”), combining a longer-term performance period and relative performance metric, as well as requiring above-median performance for target payout and capping payout at target if absolute TSR is negative.
◦The remaining 50% vest based on annual net revenue and adjusted EBITDA performance goals (the “Financial Performance RSUs”), which are key annual financial metrics aligned with our long-term strategic plan.

•The Financial Performance RSUs and cash incentive opportunities under the Performance Bonus Plan would have value only to the extent that we achieved certain predetermined performance goals, based on performance measures aligned with our long-term strategy.
•RSUs, including any Performance Equity Awards that become eligible to vest based on our performance, will not retain their expected value if our shares lose value.
The target total direct compensation mix (i.e., base salary + target cash incentive + target total value of equity compensation) for our named executive officers reflects this alignment:
CHIEF EXECUTIVE OFFICER
93% At-Risk
AVERAGE OF OTHER NEOs
87% At-Risk

Our Strategy and 2025 Business Performance
As one of the best known Internet brands in the United States, Yelp is a trusted local resource for consumers and a partner in success for businesses of all sizes. Consumers trust us for the more than 300 million ratings and reviews available on our platform of businesses across a broad range of categories, while businesses advertise with us to reach our large audience of what we believe are purchase-oriented and generally affluent consumers. We believe our ability to provide value to both consumers and businesses not only fulfills our mission to connect consumers with great local businesses, but also positions us well in the local, digital advertising market in the United States.
In 2025, we delivered another year of record annual revenue and strong profitability despite a challenging environment for local businesses through the consistent execution of our strategic initiatives:
✓    Net revenue increased by 4% year over year to a record $1.46 billion, driven by strong advertiser demand from Services businesses as well as the addition of revenue from RepairPal, Inc. (“RepairPal”), which we acquired in November 2024.
✓    Net income increased by 10% year over year to $146 million, representing a 10% net income margin, and adjusted EBITDA1 increased by 3% year over year to $369 million, representing a 25% adjusted EBITDA margin.1
✓    Services continued to drive our growth in 2025, with advertising revenue from businesses in these categories up 8% year over year to a record $948 million, led by growth in our Auto Services and Home Services categories. Advertising revenue from our Auto Services category includes revenue from RepairPal.
1 Adjusted EBITDA and adjusted EBITDA margin are not calculated under GAAP. For information on how we define and calculate adjusted EBITDA and adjusted EBITDA margin, and a reconciliation of these non-GAAP financial measures to net income and net income margin, see Appendix A.

✓    Request-a-Quote projects2 increased by approximately 5% year over year, or by approximately 15% excluding projects acquired through our paid search initiative, driven by improvements to the flow and increased adoption of Yelp Assistant.
✓    We continued to invest in business-focused products and an improved business owner experience, including by launching two AI-powered call answering services, Yelp Host and Yelp Receptionist, for restaurants and service pros, respectively. These solutions combine large language models with our high-quality data to provide smarter, more human-like AI voice answering services tailored with information specific to each individual business.
✓    We announced more than 55 new products and features designed to improve the consumer experience, many powered by AI. We introduced natural language and voice capabilities for search, AI-powered business and review highlights, and Popular Offerings, a feature that highlights the most frequently mentioned services items or experiences across more than 100 business categories.
✓    We enhanced Yelp Assistant by incorporating AI-powered photo recognition, which evaluates photos uploaded by consumers to help identify and better understand their Services project needs, and by enabling it to remember important details and preferences from previously submitted projects.
✓    We also expanded Yelp Assistant to business pages in Restaurants, Retail & Other categories and added hundreds of thousands of new restaurants for food ordering and delivery through our preferred partnership with DoorDash.
✓    We held headcount approximately flat year over year in 2025. SBC as a percentage of revenue decreased by two percentage points year over year to 9% in 2025, and to less than 8% for the month of December 2025.
✓    As of December 31, 2025, we had repurchased nearly $2.0 billion of our outstanding common stock. Together with our reduction in stock-based compensation, total outstanding shares (including unissued shares underlying outstanding equity awards) decreased by approximately 8 million shares, or about 10%, in 2025.
Our focus on Services and product innovation continued to drive our results in 2025. Looking ahead, we see further opportunities to build upon this success and deliver even greater value to both consumers and advertisers over the long term. In 2026, we are investing to accelerate Yelp’s AI transformation. We plan to expand Yelp Assistant to make local discovery and task completion more seamless, deliver AI tools to help businesses grow and operate, and extend the reach of our trusted content to new data licensing partners. We believe these investments in our strategy will position us to drive long-term sustainable growth and we remain committed to delivering value to our stockholders.
2025 Pay Outcomes
The 2025 pay outcomes for our NEOs were consistent with our performance and reflected our Compensation Committee’s rigorous goal setting. Notwithstanding our record revenue and strong adjusted EBITDA performance, which comprise the performance metrics under our annual Performance Bonus Plan and our Financial Performance RSUs, our revenue performance fell short of the aggressive expectations reflected in our internal plans while adjusted EBITDA exceeded them, resulting in achievement at 100.9% of target.
The three-year performance period for the TSR RSUs previously granted to our executive officers in 2023 ended on December 31, 2025. The performance of our TSR relative to that of the other companies in the Russell 2000 Index over that period was at the 42nd percentile. Based on this performance, 78.8% of the target shares subject to each 2023 TSR RSU award were earned.
2 Projects created by users through a Request-a-Quote flow or Yelp Assistant. Year-over-year changes in Request-a-Quote are rounded to the nearest multiple of 5%.

Impact of 2025 Advisory Vote and Stockholder Outreach on Executive Compensation
At our 2025 Annual Meeting of Stockholders, our annual say-on-pay proposal received approximately 94% support, consistent with the results in 2022, 2023 and 2024 of 94%, 96% and 94%, respectively. Our Compensation Committee believes that this result reflected strong support for our executive compensation program as it has been structured since 2022, when, following extensive stockholder engagement, we expanded the performance-based compensation components of our executive compensation program and incorporated a relative performance metric and a longer performance period.
In addition, we proactively solicited further input from stockholders as part of our regular outreach efforts in advance of making executive compensation decisions for 2026. Following our 2025 Annual Meeting, we reached out to, or responded to meeting requests from, stockholders collectively representing approximately 56% of our outstanding shares held by non-affiliates (i.e., excluding shares held by officers and directors). Members of executive management and our Investor Relations team, joined at times by Diane Irvine, the independent Chairperson of our Board, ultimately engaged in substantive discussions with stockholders collectively representing approximately 28% of our outstanding shares held by non-affiliates. These stockholders generally indicated that the progress we had made on our SBC reduction initiative through the Company-wide shift in compensation mix met expectations.
Based on the feedback from these discussions and the results of our 2025 say-on-pay vote, our Compensation Committee approved executive compensation arrangements for 2026 with the same general structure as the 2025 program and further shifted the compensation mix toward cash through modest base salary increases and planned increases to target cash incentive opportunities in-line with our SBC reduction initiative.

Executive Compensation Governance
Our Board and Compensation Committee have implemented the following compensation and governance policies and practices, which they determined to be in the best interests of our stockholders:

☑	What We Do

✓	Maintain a completely independent Compensation Committee
✓	Retain an independent compensation consultant
✓	Structure a substantial majority of total compensation as long-term equity awards
✓	Set annual and long-term incentive targets based on clearly disclosed, pre-set objective performance measures
✓	Grant performance-based long-term equity awards that constitute a meaningful portion of equity compensation
✓	Employ our U.S.-based executive officers at will
✓
Provide reasonable change in control and severance benefits that do not exceed the executive officer’s annual cash compensation (i.e., base salary + cash incentive amount, if any) at the time of termination

✓	Maintain robust stock ownership guidelines for executive officers and directors
✓	Subject incentive-based cash and equity compensation to a clawback policy
✓	Engage with our stockholders and make changes to our compensation program when appropriate

☒	What We Do Not Do

✗	No guaranteed salary increases, guaranteed cash incentives or guaranteed equity compensation
✗	No strict benchmarking of compensation
✗	No “single-trigger” change in control cash payments or guaranteed equity acceleration
✗	No excise tax “gross-ups” for change in control or termination benefits
✗	No excessive perquisites or personal benefits
✗	No pension arrangements, defined benefit retirement programs or non-qualified deferred compensation plans
✗	No hedging, pledging or other inherently speculative transactions in our equity securities
✗	No stock option exchanges or repricings without stockholder approval

Executive Compensation Objectives and Philosophy
We operate in a highly dynamic industry where the market for talent is extremely competitive. As our business has evolved, our Compensation Committee has continued its ongoing efforts to ensure that our executive compensation program is aligned with our strategy and the needs, scale and resources of our business, including our program objectives, philosophy and design. Despite changes in our business and the evolution of our compensation arrangements, we continue to believe our executive compensation program must satisfy certain basic objectives:

Attract and retain a team of executive officers with strong leadership and management capabilities	Motivate our executive officers to achieve our business objectives	Align the interests of our executive officers with those of our stockholders	Promote teamwork while also recognizing the role each executive officer plays in our success

We approach these objectives by emphasizing long-term value creation through a philosophy of:
•rewarding performance by making a meaningful portion of compensation dependent on achieving performance goals;
•maintaining internal pay equity, such that each executive officer’s compensation reflects the relative importance of his role, while at the same time providing a certain amount of parity to promote teamwork;
•tying a substantial portion of compensation directly to the long-term value and growth of our business and total stockholder return; and
•establishing pay practices that are both competitive and responsible, have a reasonable cost structure and do not encourage unnecessary or excessive risk taking.
Executive Compensation Program Components
Design
Based on the above principles, the total compensation package for 2025 for our named executive officers consisted of the following key components:

Compensation Type	Compensation Component	Delivery Method	Purpose

Fixed Compensation	Base Salary	Cash
To compensate our executive officers for their day-to-day responsibilities, at levels necessary to attract and retain executive talent, as well as to provide a degree of certainty given the substantial portion of executive compensation “at risk”

At-Risk Compensation	Short-Term Incentive Awards	Annual Cash Incentive	To drive achievement of key annual corporate performance goals, as well as attract and retain talented individuals in the competitive market for technology executives
	Long-Term Incentive Awards	Financial Performance RSUs	To link pay directly to Company performance in the short term, while service-based vesting component also serves as a retention tool over a longer-term period
		TSR RSUs	To link pay to Company’s relative performance over a longer-term performance period
		Service-Vesting RSUs	To align pay with long-term stockholder value, while ensuring continued motivation and retention during periods of market volatility
Post-Employment & Change in Control Compensation	Executive Severance Benefits Plan	Cash and Vesting Acceleration	Limited severance and change in control benefits to encourage our executive officers to work to maximize stockholder value

We also provide our executive officers with comprehensive employee benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan, and other plans and programs made available to all of our eligible employees.
We generally do not affirmatively set out in any given year, or with respect to any given new hire package, to apportion compensation in any specific ratio between cash and equity, or between long- and short-term compensation. Rather, the total compensation package awarded to our executive officers is determined based on the factors described in the paragraphs above and in greater detail below.
Base Salary
Our Compensation Committee does not apply specific formulas in setting initial salary levels or determining adjustments from year to year. Rather, our Compensation Committee may consider a range of factors, including:
•the executive officer’s anticipated responsibilities and individual experience;
•the value of the other elements of the executive officer’s compensation package;
•internal pay equity among our executive officers; and
•negotiations with the executive officer.
In December 2024, our Compensation Committee approved a 2025 annual base salary for each named executive officer, as set forth in the following table:

Name	2025 Annual Base Salary	Percent Increase from 2024 Base Salary (%)

Jeremy Stoppelman	$620,000	3.3%
David Schwarzbach	$566,500	3.0%
Sam Eaton	£447,500	4.0%
Jed Nachman	$566,500	3.0%
Craig Saldanha	$538,200	3.0%

The Compensation Committee approved a base salary increase for each named executive officer for 2025 as part of our SBC reduction initiative described above. Each increase reflects the Compensation Committee’s judgment regarding the amount necessary to maintain the competitiveness of the executive officer’s target total compensation, support our retention goals and preserve a level of internal pay parity.
Cash Incentive Compensation
2025 Target Cash Incentive Opportunity. To establish each named executive officer’s target cash incentive opportunity under the Performance Bonus Plan for 2025, which is expressed as a percentage of base salary, the Compensation Committee considered the value of the other elements of the executive officer’s compensation package, internal pay equity among our executive officers and the Company’s approach to implementing its SBC reduction initiative.
Based on its consideration of these factors, our Compensation Committee implemented the first of two planned increases to each named executive officer’s target cash incentive opportunity, timed to coincide with increases in target bonus opportunities for non-executive employees as part of the Company’s SBC reduction initiative. The Compensation Committee increased such target opportunities from 50% of each executive officer’s base salary to the following amounts:

	2025 Target Cash Incentive
Name	% of Base Salary	Target Value

Jeremy Stoppelman	80.0%	$496,000
David Schwarzbach	62.5%	$354,063
Sam Eaton	62.5%	£279,688
Jed Nachman	65.0%	$368,225
Craig Saldanha	62.5%	$336,375

The target cash incentive opportunities reflect our Compensation Committee’s desire to maintain internal pay parity, while recognizing the scope and importance of each role’s responsibilities. Although the target cash incentive opportunity for certain named executive officers continued to be lower than the opportunities for comparable executive officers at our peer companies based on Compensia’s 2025 executive compensation analysis — including for Mr. Stoppelman, whose target opportunity was below the 10th percentile for the chief executive officer position — our Compensation Committee determined that it would provide a sufficient short-term cash incentive until the second planned increase in 2026.
2025 Performance Bonus Plan Goals and Achievement. For 2025, each named executive officer’s annual cash incentive was determined based on our level of achievement of two corporate performance goals — net revenue and adjusted EBITDA — which are key short-term business metrics aligned with our strategy. Payouts were capped at 200% of target. The Compensation Committee approved the threshold, target and stretch performance levels for each corporate performance goal in February 2025 with the conviction that they were appropriately challenging and demonstrated significant rigor, considering our financial forecasts and business outlook at the time as well as our historical performance. The Compensation Committee determined to set a target range, rather than a single target amount, for each metric to provide the executive team with flexibility to pursue business strategies, such as acquisitions, that are intended to drive long-term value creation. The performance levels for the 2025 corporate performance goals and the associated achievement of each goal are set forth in the following table:

	Corporate Performance Goal	2024 Result	Business Outlook(1)	Performance Levels(2)
Weighting				Threshold (50%)	Target (100%)	Max (200%)	2025 Result	Weighted Payout

50%	2025 Net Revenue	$1.41B	$1.47B - $1.485B	$1.42B	$1.485B - $1.505B	$1.57B	$1.465B	42.3%
50%	2025 Adjusted EBITDA(3)	$358M	$345M - $360M	$300M	$350M - $360M	$400M	$369M	58.6%
Overall Payout								100.9%

(1)    Business outlook as announced on February 13, 2025.
(2)    Payouts for performance between these specified performance levels are linearly interpolated, with performance below the threshold performance level resulting in a 0% payout. Moreover, if the threshold performance level for one corporate performance goal was not achieved, the maximum payout percentage for the other corporate performance goal was capped at 100%, notwithstanding achievement in excess of such goal’s target performance level.
(3)    For purposes of our Performance Bonus Plan, adjusted EBITDA is defined as our non-GAAP adjusted EBITDA financial measure as reported in our periodic filings with the SEC (see Appendix A for a detailed definition of adjusted EBITDA and a reconciliation of this non-GAAP metric to net income).

2025 Cash Incentive Payout. The payouts under the Performance Bonus Plan for 2025 to the named executive officers were as follows:

Name	2025 Target Cash Incentive	2025 Actual Cash Incentive	Percent of 2025 Target Cash Incentive

Jeremy Stoppelman	$496,000	$500,444	100.9%
David Schwarzbach	$354,063	$357,235	100.9%
Sam Eaton(1)	£279,688	£282,194	100.9%
Jed Nachman	$368,225	$371,524	100.9%
Craig Saldanha	$336,375	$339,389	100.9%

(1)    Mr. Eaton’s actual cash incentive for 2025 of £282,194 represents $373,788 based on the exchange rate in effect on the payment date.
Equity Compensation
In determining the size, form and material terms of executive equity awards, our Compensation Committee may consider, among other things:
•the executive officer’s total compensation opportunity;
•the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value;
•equity awards granted to similarly situated executive officers at our peer group companies;
•individual accomplishments;
•any recent changes to the executive officer’s job duties;
•the executive officer’s existing equity award holdings (including the unvested portion of such awards);
•internal pay equity among our executive officers;
•the cost associated with equity awards, including both stockholder dilution and compensation expense; and
•feedback received from our stockholder outreach discussions.
Equity Compensation Mix. We deliver equity compensation to our executive officers through a mix of Performance Equity Awards and service-vesting RSUs, with the target total value of each executive officer’s awards split evenly between them. This target mix reflects the most prevalent mix used by our peer group companies and the preferred combination expressed by our investors during our stockholder outreach discussions. In 2025, our Compensation Committee continued to believe that this target mix of Performance Equity Awards and service-vesting RSUs would best incentivize each individual executive officer and awarded equity compensation with the target total value evenly split between Performance Equity Awards and service-vesting RSUs to each named executive officer.
All Performance Equity Awards are subject to the achievement of one or more performance goals, and Performance Equity Awards with one-year performance periods are also subject to our standard four-year vesting schedule for RSUs, allowing them to serve as a retention tool in addition to tying executive pay directly to Company performance. Because RSUs have value even in the absence of stock appreciation, RSUs help us retain and incentivize employees during periods of market volatility. RSUs typically vest in equal quarterly installments over four years and, as a result, our Compensation Committee believes they are also an effective tool to motivate our executive officers to build sustainable stockholder value. In addition, RSU awards cover fewer shares of common stock than stock option awards of equivalent grant date fair value, which helps manage the dilutive effect of our equity compensation program.
Target Total Value of Equity Compensation. In February 2025, our Compensation Committee reviewed the then-current equity compensation opportunities and holdings of our named executive officers. Using the 2025 peer group equity compensation data as a general reference, and considering the factors described in the bullet points above as well as the parameters of the SBC reduction initiative, our Compensation Committee kept the target total equity values approximately flat relative to 2024 target values, with small increases for Messrs. Schwarzbach, Eaton and Nachman. The values reflect our Compensation Committee’s determination that the size of the resulting equity awards would, in the context of the Company’s SBC reduction initiative, be sufficient to address our retention goals and to motivate our executive officers to achieve our business objectives.
Based on these target total equity compensation values, the Compensation Committee approved awards consisting of RSUs and Performance Equity Awards covering the following numbers of shares to our named executive officers:

	Target Total Value(1)	Change from 2024 Target Total Value		Performance Equity Awards at Target Achievement Level(2)
Name			RSUs	Financial Metrics	3-Year Relative TSR

Jeremy Stoppelman	$7,650,000	—%	96,689	48,345	48,345
David Schwarzbach	$3,800,000	3.0%	48,029	24,015	24,015
Sam Eaton	$3,800,000	3.0%	48,029	24,015	24,015
Jed Nachman	$3,900,000	2.0%	49,293	24,647	24,647
Craig Saldanha	$2,700,000	—%	34,126	17,063	17,063

(1)    “Target total value” of equity compensation represents the value used by our Compensation Committee to calculate the number of shares subject to each named executive officer’s equity awards at the target performance level, with the number of shares subject to each award calculated based on the closing price of our common stock on the grant date.
This target total value differs from the value reflected in the Summary Compensation Table, which represents the aggregate grant date fair value of each named executive officer’s equity awards calculated in accordance with ASC 718. While the grant date fair value under ASC 718 for RSUs and the Financial Performance RSUs is also calculated based on the closing price of our common stock on grant date, the grant date fair value for the TSR RSUs is calculated using a Monte Carlo model. In addition, the grant date fair value for both the Financial Performance RSUs and the TSR RSUs is calculated assuming the probable outcome of the performance conditions.
(2)    The 2025 Performance Equity Awards covered the following numbers of shares at each achievement level:

Name	Financial Performance RSUs			TSR RSUs
	Threshold	Target	Maximum	Threshold	Target	Maximum

Jeremy Stoppelman	12,087	48,345	96,690	24,173	48,345	96,690
David Schwarzbach	6,004	24,015	48,030	12,008	24,015	48,030
Sam Eaton	6,004	24,015	48,030	12,008	24,015	48,030
Jed Nachman	6,162	24,647	49,294	12,324	24,647	49,294
Craig Saldanha	4,266	17,063	34,126	8,532	17,063	34,126

TSR RSUs. In accordance with the preference of our investors, our Compensation Committee tied the vesting of 50% of the target total value of the 2025 Performance Equity Awards to our relative total stockholder return over a three-year period to focus management on longer-term performance. A percentage of the target number of shares subject to the TSR RSUs, ranging from zero to 200%, will vest based on the percentile rank of our total stockholder return relative to that of the other companies in the Russell 2000 Index over the specified performance period (the “TSR Goal”). The performance period for the TSR RSUs granted in 2025 began on January 1, 2025 and will end on December 31, 2027. The Compensation Committee will calculate the percentage of the target shares, if any, that will vest (the “Earned Shares”) based on our level of achievement of the TSR Goal, as follows:

	Threshold	Target	Max

Percentile Rank	25th	55th	75th
Percent of Target Shares Earned	50%	100%	200%

Our total stockholder return for the period, as well as the total stockholder return of the other companies in the Russell 2000 Index, will be calculated based on the average closing price of each company’s stock over the last 20 trading days of the performance period compared to the average closing price over the first 20 trading days of the performance period. In the event that our absolute total stockholder return for the performance period is below zero, the Earned Shares may not exceed 100% of the target shares.
The Compensation Committee will make the final determination of our level of achievement of the TSR Goal, as well as the number of Earned Shares, as soon as administratively practicable following the end of the three-year performance period, but no later than March 15, 2028. The Earned Shares, if any, will fully vest (a) on February 20, 2028 if the Compensation Committee has made its determination on or prior to that date, or (b) on March 15, 2028, in each case subject to the applicable executive officer’s continued service as of such vesting date.
Financial Performance RSUs. The Financial Performance RSUs, which represented the remaining 50% of the target total value of the 2025 Performance Equity Awards, were subject both to the achievement of performance goals for annual financial metrics and our standard four-year vesting schedule for RSUs. The one-year performance period reflects the predominant practice of companies in our industry due to the difficulty for such companies of developing durable longer-term financial goals or repeatable strategic goals.
As in previous years, the performance goals for the Financial Performance RSUs were based on our annual net revenue and adjusted EBITDA. Our Compensation Committee is intentional in its use of net revenue and adjusted EBITDA as performance metrics for both our short- and long-term incentive programs; it considers the combined weighting of these metrics holistically across both programs, taking into account the proportion that each incentive comprises of our named executive officers’ total pay opportunities. It selected these metrics because it believes that they closely align with our strategy, effectively balance our growth and profitability objectives, and are indicators of our long-term success and ability to deliver sustained stockholder value creation. A percentage of the target number of shares subject to the Financial Performance RSUs, ranging from zero to 200%, would become eligible to vest based on our level of achievement of the net revenue and adjusted EBITDA performance goals measured with reference to the threshold, target and stretch performance levels established for the 2025 Performance Bonus Plan.
Our Compensation Committee was required to make the final determination of our level of achievement of the performance goals, as well as the number of shares subject to the Financial Performance RSUs that would become eligible to vest (which we refer to as the “Eligible Shares”), no later than March 15, 2026. The percentage of the target shares that would become Eligible Shares would be calculated in the same manner as the payout percentage under the 2025 Performance Bonus Plan. On March 15, 2026, the Eligible Shares, if any, would vest to the extent that the applicable executive officer had met the service-based vesting schedule as of such date. Thereafter, the Eligible Shares would continue vesting in accordance with the service-based vesting schedule, subject to the applicable executive officer’s continued service as of each such vesting date.
On March 4, 2026, our Compensation Committee evaluated the level of achievement of the performance goals based on the Company’s reported financial results for the year ended December 31, 2025:

	Actual Performance	Weighted Payout
Performance Goal

2025 Net Revenue	$1.465B	42.3%
2025 Adjusted EBITDA	$369M	58.6%

Based on the Company’s performance in 2025, 100.9% of the target shares subject to each executive officer’s respective Financial Performance RSUs would become Eligible Shares:

Name	Eligible Shares
Jeremy Stoppelman	48,779
David Schwarzbach	24,231
Sam Eaton	24,231
Jed Nachman	24,868
Craig Saldanha	17,216

In accordance with the terms of the Financial Performance RSUs, 31.25% of these Eligible Shares vested on March 15, 2026. These shares represent the portion of the Eligible Shares that had met the service-based vesting schedule as of such date (i.e., the portion of such shares that would have vested on the four vesting dates in 2025 and the first quarter of 2026). The remaining Eligible Shares will continue vesting on a quarterly basis through the fourth quarter of 2028, subject to the applicable executive officer’s continued service as of each such vesting date.
2023 TSR RSUs. On December 31, 2025, the performance period for the 2023 TSR RSUs ended and, on February 3, 2026, our Compensation Committee evaluated the level of achievement of the TSR Goal for such awards. The percentile rank of our TSR relative to that of the other companies in the Russell 2000 Index over the three-year performance period was the 42nd percentile. Based on this performance, 78.8% of the target shares subject to each executive officer’s respective 2023 TSR RSUs became Earned Shares:

	Achievement Level (percentile rank)		Target Shares	Payout %	Earned Shares
Name	Target	Actual
Jeremy Stoppelman	55th	42nd	70,834	78.8%	55,796
David Schwarzbach	55th	42nd	34,167	78.8%	26,914
Sam Eaton	55th	42nd	34,167	78.8%	26,914
Jed Nachman	55th	42nd	35,417	78.8%	27,898
Craig Saldanha	55th	42nd	25,000	78.8%	19,693

In accordance with the terms of the 2023 TSR RSUs, 100% of these Earned Shares vested on February 20, 2026.
Post-Employment and Change in Control Compensation
We maintain the Executive Severance Benefits Plan (the “Severance Plan”), which provides that our executive officers are eligible to receive certain cash severance upon an involuntary termination without cause, plus certain equity vesting acceleration if the involuntary termination occurs during the three months prior to a change in control or within the 12 months following a change in control, in each case subject to signing a release of claims and compliance with continuing obligations of confidentiality. For a summary of the material terms and conditions of the Severance Plan, see “Compensation Plans and Arrangements—Change in Control and Severance Arrangements—Severance Plan” below.
Our Compensation Committee believed, based on the experience of its members, that such severance benefits are reasonable and allow our executive officers to focus on pursuing business strategies that, while in the best interests of our stockholders, may result in a disruption of their employment. Our Compensation Committee has also determined that the limited benefits upon which an involuntary termination not in connection with a change in control provided under the Severance Plan are in line with the benefits provided at the companies with whom we compete for talent and appropriate to encourage our executive officers to remain with us.
Employee Benefits
We offer standard health, dental, vision, life and disability insurance benefits to our executive officers on the same terms and conditions generally provided to all other employees. Our executive officers may also participate in our broad-based 401(k) plan, which in 2025 included a company match equal to the greater of (a) 50% of the first 6% of eligible earnings contributed per year or (b) $3,000 per year. Each of our named executive officers other than Messrs. Stoppelman and Eaton received 401(k) matching contributions in 2025 as set forth in the Summary Compensation Table below. We believe these benefits are reasonable and consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining qualified employees.
We generally do not offer many executive perquisites. However, from time to time, we may consider providing limited perquisites to the extent our Compensation Committee believes that these limited perquisites facilitate the efficient operation of our business, including by helping to attract and retain key talent or addressing security concerns. For example, Mr. Stoppelman’s executive assistant may provide him with incidental assistance with personal matters, such as personal scheduling support. We believe providing these services is for the Company’s benefit as they enhance Mr. Stoppelman’s productivity and allow him to operate more effectively. The incremental cost to the Company of these services is included in the Summary Compensation Table and, because Mr. Stoppelman’s executive assistant is employed and paid by the Company, such cost is based on the approximate amount of the executive assistant’s regular time spent on Mr. Stoppelman’s personal matters during a particular year as a percentage of her total time spent working for the Company during that year, multiplied by her applicable Company-paid base salary.
Summary Information Regarding 2026 Executive Compensation Program
In the fourth quarter of 2025 and first quarter of 2026, our Compensation Committee approved cash and equity compensation arrangements for 2026 with the same general structure as our 2025 executive compensation. The Compensation Committee increased each executive officer’s target cash incentive opportunity as planned, while holding their target total equity values flat in line with the Company’s broader SBC reduction initiative. As a result of these changes, the target total value of each executive officer’s compensation opportunity for 2026 increased modestly by up to approximately two percent from his 2025 compensation opportunity.

Name	2026 Annual Base Salary	2026 Target Cash Incentive (% of Base Salary)	Target Total Cash % Change from 2025	Target Total Equity Value(1)		Target Total Compensation
				2026	% Change from 2025	2026	% Change from 2025

Jeremy Stoppelman	$620,000	100.0%	11.1%	$7,650,000	—%	$8,890,000	1.4%
David Schwarzbach	$566,500	80.0%	10.8%	$3,800,000	—%	$4,819,700	2.1%
Sam Eaton(2)	£447,500	65.0%	1.5%	$3,800,000	—%	$4,801,753	0.3%
Jed Nachman	$566,500	80.0%	9.1%	$3,900,000	—%	$4,919,700	1.8%
Craig Saldanha	$538,200	65.0%	1.5%	$2,700,000	—%	$3,588,030	0.4%

(1)    The 2026 equity awards covered the following numbers of shares at each achievement level:

Name	RSUs	Financial Performance RSUs			TSR RSUs
		Threshold	Target	Maximum	Threshold	Target	Maximum

Jeremy Stoppelman	152,573	19,072	76,287	152,574	38,144	76,287	152,574
David Schwarzbach	75,788	9,474	37,894	75,788	18,947	37,894	75,788
Sam Eaton	75,788	9,474	37,894	75,788	18,947	37,894	75,788
Jed Nachman	77,783	9,723	38,892	77,784	19,446	38,892	77,784
Craig Saldanha	53,850	6,732	26,925	53,850	13,463	26,925	53,850

(2)    Mr. Eaton’s 2026 target total compensation and the percentage change from his 2025 target total compensation reflect his cash compensation for each year converted to U.S. dollars based on the average exchange rate in effect from July 1 to July 16, 2025, reflecting the exchange rate used by the Compensation Committee in setting Mr. Eaton’s 2026 compensation.
The Compensation Committee retains the flexibility to provide 2026 compensation for the named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders.

Compensation Setting Process
Role of Our Compensation Committee
Our Compensation Committee is primarily responsible for executive compensation decisions, including establishing our executive compensation philosophy and programs, as well as determining specific compensation arrangements for each executive officer. Our Compensation Committee generally reviews our compensation programs and individual executive compensation arrangements on an annual basis to determine whether any changes would be appropriate.
In making executive compensation decisions, our Compensation Committee may consult with its independent compensation consultant and management, as described below; however, our Compensation Committee uses its own judgment, as well as the experiences and individual knowledge of its members, in making final decisions regarding our executive compensation program. We believe this approach helps us compete in hiring and retaining the best possible talent while maintaining a reasonable and responsible cost structure.
Role of Management
In general, our Compensation Committee works closely with members of our management, including our Chief People Officer, to manage and develop our executive compensation program, including reviewing existing compensation arrangements for adjustments (as needed) and establishing new hire packages. Our Finance and People Operations teams work with the Chief People Officer to gather data — which may include information related to each executive officer’s job duties, company-wide pay levels and benefits, current financial constraints, each executive officer’s current equity award holdings, shares available for grant under our equity plans, and company and individual accomplishments, as appropriate — that management reviews in making its recommendations to the Compensation Committee and provides to the Compensation Committee to assist it in making executive compensation decisions.
Our Chief People Officer and, from time to time, other members of our executive management attend meetings (or portions of meetings) of the Compensation Committee to present information and answer questions. Members of our People Operations and Legal teams also attend Compensation Committee meetings. Our Compensation Committee meets in executive session when appropriate to discuss and determine the compensation for each executive officer. No executive officer voted on or was present during the final deliberations of our Compensation Committee regarding the amount or any component of his or her own compensation package or of any other executive officer’s compensation package.
Role of Compensation Consultant
Our Compensation Committee has the authority under its charter to engage its own advisors to assist in carrying out its responsibilities, and typically engages an independent compensation consultant to provide advice on current market practices and other compensation-related matters. We expect our Compensation Committee will continue this practice in the future to ensure that our executive compensation program is competitive and aligned with our strategy. As in past years, our Compensation Committee engaged Compensia to provide the executive compensation advisory services described below in preparation for its 2025 evaluation of our pay practices.
From time to time, representatives of compensation consultants may attend meetings (or portions of meetings) of our Compensation Committee to present information and answer questions. The compensation consultant reports to our Compensation Committee rather than management, though representatives of the firm may meet with members of management and employees in our People Operations and Legal teams to collect data and obtain management’s perspective on compensation for our executive officers.

Our Compensation Committee periodically assesses whether the work of its compensation advisors, including its compensation consultant, presents any conflict of interest, taking into consideration the independence factors required by the NYSE listing standards. Our Compensation Committee most recently evaluated Compensia’s independence in March 2026 and determined that Compensia’s work, including that of the individual compensation advisors it employs, as compensation consultant to our Compensation Committee has not created any conflict of interest and that it is satisfied with Compensia’s independence.
Role of Market Data
To provide a comparative framework for its annual review of our executive compensation program, our Compensation Committee typically reviews the executive compensation practices of a public company peer group. Our Compensation Committee generally compiles our peer company group annually in the second or third quarter with the assistance of its independent compensation consultant. The compensation consultant then provides a compensation analysis to our Compensation Committee in the third or fourth quarter, which consists of executive compensation data from these companies’ most recent publicly available compensation disclosures. In some instances, our Compensation Committee may supplement publicly available data from the peer company group with relevant published survey sources.
In the second quarter of 2024, in preparation for making executive compensation decisions for 2025, our Compensation Committee requested that Compensia develop an updated peer company group. Based on Compensia’s recommendations, our Compensation Committee approved the following peer company group:

Affirm Holdings, Inc. (AFRM)	Bumble Inc. (BMBL)	Envestnet, Inc. (ENV)	Beyond, Inc. (BYON)	Shutterstock, Inc. (SSTK)	Udemy, Inc. (UDMY)
Angi Inc. (ANGI)	CarGurus, Inc. (CARG)	Frontdoor, Inc. (FTDR)	Redfin Corporation (RDFN)	SoFi Technologies, Inc. (SOFI)	Ziff Davis, Inc. (ZD)
Box, Inc. (BOX)	Cars.com Inc. (CARS)	GoodRx Holdings, Inc. (GDRX)	Revolve Group, Inc. (RVLV)	Squarespace, Inc. (SQSP)	ZipRecruiter, Inc. (ZIP)
	Dropbox, Inc. (DBX)	LendingClub Corp. (LC)	Roku, Inc. (ROKU)	TripAdvisor, Inc. (TRIP)

The companies included in the 2025 peer group were chosen based on generally meeting the industry, revenue, market capitalization and other criteria set forth in the table below as of April 2024. Our corresponding metrics are also included for comparison. Our 2025 peer group included the same companies as our 2024 peer group, except that 1-800-FLOWERS.COM, Inc. was removed because it no longer met our market capitalization parameters.

	Industries	Net Revenue Over Previous Four Quarters	Market Capitalization	Other Criteria (Preferred but Not Required)

2025 Peer Group Companies	Interactive Media and Services	$670M – $3.3B $1.102B median	$665M – $10.7B $2.449B median	Positive revenue growth
	Application, System and Entertainment Software			Market cap >2.5x annual net revenue
	Internet Retail and other Internet Services			Executive talent market competitor

Yelp Inc.	Interactive Media and Services	$1.337B	$2.663B	12% year-over-year revenue growth(1)
Market cap 2.0x annual net revenue

(1)    For the four most recently completed fiscal quarters as of April 12, 2024.
Compensia subsequently provided a compensation analysis to our Compensation Committee consisting of a detailed market assessment and retention analysis for our named executive officers, as well as an overview of market trends. Our Compensation Committee reviewed Compensia’s analysis and market data to inform its evaluation of our executive compensation program for 2025; however, it did not benchmark to any particular level.
Role of Stockholder Input
Our Compensation Committee considers the voting results from our most recent annual advisory vote on executive compensation, as well as any specific input provided by stockholders through our engagement activities, in determining executive compensation levels.
When our Compensation Committee made 2025 executive compensation decisions in December 2024 and February 2025, the most recent advisory vote results were from our 2024 Annual Meeting of Stockholders, at which approximately 94% of the votes affirmatively cast were voted in favor of the say-on-pay proposal approving the compensation of our named executive officers. Based on this result, feedback from investors during our stockholder outreach discussions and its ongoing review of our compensation practices, our Compensation Committee determined not to make any significant changes to our executive compensation program for 2025.
Additional information about stockholder engagement and the impact of our say-on-pay proposal at our 2025 Annual Meeting of Stockholders is set forth above under “—Executive Summary—Impact of 2025 Advisory Vote and Stockholder Outreach on Executive Compensation.”

Other Compensation Policies
Stock Ownership Guidelines. In March 2025, we amended and restated the Prior Guidelines and adopted the Restated Guidelines for our executive officers and non-employee directors. The Restated Guidelines revised the required ownership levels as follows:

Position	Prior Guidelines	Restated Guidelines

CEO	Greater of (a) 30,000 shares or (b) shares valued at 3x his base salary	Shares valued at 6x his base salary

Other Executive Officers	Lesser of (a) shares valued at 1x his or her base salary or (b) 10,000 shares	Shares valued at 2x his or her base salary

Non-employee Directors	Lesser of (a) 3x the director’s annual cash retainer for service on the Board, excluding committee fees, or (b) 2,000 shares	Shares valued at 5x the director’s annual cash retainer for service on the Board, excluding committee fees

Under the Restated Guidelines, the calculation of an individual’s stock ownership no longer includes any unexercised stock options; unvested RSUs and unearned Performance Equity Awards continue to be excluded from such calculation.
Each executive officer and director must achieve this minimum position by the later of (x) December 31, 2028 or (y) five years after the individual became subject to the Restated Guidelines. Until such time, individuals who were subject to the Prior Guidelines must at a minimum continue to hold the number of shares necessary to comply with the ownership guidelines set forth in the Prior Guidelines, calculated as of December 31, 2024. As of December 31, 2025, each of our named executive officers exceeded his ownership requirement under the Prior Guidelines, calculated as of December 31, 2024.
Equity Grant Timing. Equity awards for executive officers are typically approved by the Compensation Committee in the early part of each year as part of the Compensation Committee’s approval of our annual executive compensation program. The timing of our equity awards is not coordinated in a manner that intentionally benefits our executive officers; grant dates typically occur on dates determined in accordance with our policy regarding the timing of the grant of equity awards. This policy provides, among other things, that the grant date for equity awards approved by written consent will generally be the next of the following dates to occur on or after the date the consent is effective: the fifth business day of the month or tenth business day of the month. The grant date for equity awards approved at regularly scheduled meetings is typically the meeting date. On limited occasions, grant dates may occur later or outside of our annual grant cycle for new hires, promotions, retention and other purposes. We do not grant stock options, stock appreciation rights or similar instruments with option-like features and have no policies or practices to disclose pursuant to Item 402(x)(1) of Regulation S-K.
Insider Trading Policy. We have adopted an Insider Trading Policy and related procedures applicable to our directors, officers, employees and other covered persons and have implemented processes that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations as well as the NYSE listing standards. In addition, it is the Company’s intent to comply with applicable laws and regulations relating to insider trading. Our Insider Trading Policy is filed as an exhibit to our Annual Report.
Prohibition on Short Sales, Margin Purchases, Hedging and Pledging. Our Insider Trading Policy prohibits our employees and directors, among others, from engaging in the following transactions in the Company’s securities:
•holding Yelp securities in a margin account or otherwise pledging Yelp securities as collateral;
•short sales;
•trading in puts, calls and other derivative securities;
•other inherently speculative transactions in our equity securities; and

•hedging, including through financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.
Prior to engaging in any transaction in the Company’s securities, certain individuals must first obtain pre-clearance of the transaction from the Company’s General Counsel, except with respect to trading pursuant to certain written plans, contracts, instructions or arrangements under Rule 10b5-1 that have been approved by the Company. These pre-clearance requirements apply to our executive officers and Board members, as well as (a) all employees at the vice president level and above, (b) employees on our Legal team and (c) such other employees as we may designate from time to time because of their access to sensitive Company information.
Compensation Recovery Policies. In September 2023, we adopted an Incentive Compensation Recoupment Policy (the “Clawback Policy”) that requires us to seek recovery of erroneously awarded incentive-based compensation received by our executive officers during any three-year period prior to the date the Company is required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement under the securities laws, including any required accounting restatement that results from the correction of an error that is material to the previously issued financial statement(s), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. In the event of a financial restatement, any executive officer of the Company would forfeit the amount of any incentive-based compensation paid during the three years preceding the date of the restatement that the Compensation Committee determines exceeds the amount the employee would have received had the revised financial statement(s) been used to determine the compensation, subject to certain exceptions. The Clawback Policy applies to incentive-based compensation received on or after October 2, 2023, as further described in the Clawback Policy, which is filed as an exhibit to our Annual Report.
We also maintain a Policy for Recoupment of Incentive Compensation (the “Recoupment Policy”) that requires us to seek to recover certain incentive-based compensation from a current or former officer who is (or was at the relevant time) subject to Section 16 of the Exchange Act (an “Affected Officer”) if: (a) we are required to prepare an accounting restatement for any fiscal period commencing after the adoption of the Recoupment Policy due to material non-compliance with any financial reporting requirement and (b) it is determined that fraud, gross negligence or intentional misconduct by such Affected Officer contributed to the non-compliance underlying the restatement. The Recoupment Policy was adopted in January 2019 and applies to incentive-based compensation received prior to October 2, 2023.

Tax and Accounting Considerations
Deductibility of Executive Compensation. Under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code (the “Code”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).
Taxation of “Parachute” Payments and Deferred Compensation. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain defined limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code. We have not historically, and did not in 2025, provide any executive officer, including any named executive officer, with a “gross up” or other reimbursement payment for any tax liability that he might owe as a result of the application of Sections 280G, 4999 or 409A of the Code, and we have not agreed, and are not otherwise contractually obligated to provide, any named executive officers with such a “gross up” or other reimbursement in connection with such taxes.
Accounting Treatment. The accounting impact of our compensation programs is a factor that the Compensation Committee considers in determining the size and structure of our programs to ensure that our compensation programs are reasonable and in the best interests of the stockholders.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this Proxy Statement. Based on such review and discussion, our Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the Company’s definitive proxy statement for its 2026 Annual Meeting of Stockholders.
Respectfully submitted,
The Compensation Committee of the Board of Directors

Fred D. Anderson, Jr., Chairperson
Dan Jedda
Sharon Rothstein
Tony Wells
____________________
(1)    The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Yelp under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Risk Assessment

As part of its annual review of our executive compensation program for 2025, as well as the compensation programs generally available to our employees, our Compensation Committee considered potential risks arising from our compensation policies and practices, as well as the management of these risks, in light of our overall business, strategy and objectives.
Based on its review, the Compensation Committee concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee considered our pay mix, base salaries, the attributes of our variable compensation programs, including our equity program, cash incentive opportunities and sales compensation plans, as well as our alignment with market pay levels and compensation program designs.

Summary Compensation Table

The following table shows compensation awarded to, paid to or earned by our named executive officers for the years ended December 31, 2025, 2024 and 2023.
2025 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)	Total(6) ($)

Jeremy Stoppelman	2025	620,000	—	9,104,111	500,444	32,377(3)	10,256,932
Chief Executive Officer	2024	600,000	—	8,754,862	272,547	31,503	9,658,912
	2023	500,000	—	10,318,005	331,353	30,121	11,179,479
David Schwarzbach	2025	566,500	—	4,522,376	357,235	10,779(4)	5,456,890
Chief Financial Officer	2024	550,000	—	4,222,992	249,835	7,587	5,030,414
	2023	500,000	—	4,976,936	331,353	3,000	5,811,289
Sam Eaton(5)	2025	590,110	—	4,522,376	373,788	—	5,486,275
Chief Technology Officer	2024	549,954	—	4,222,992	251,866	—	5,024,812
	2023	465,424	—	4,976,936	316,225	—	5,758,585
Jed Nachman	2025	566,500	—	4,641,392	371,524	10,640(4)	5,590,056
Chief Operating Officer	2024	550,000	—	4,377,487	249,835	11,432	5,188,755
	2023	500,000	—	5,159,017	331,353	17,564	6,007,933
Craig Saldanha	2025	538,200	—	3,213,241	339,389	10,640(4)	4,101,469
Chief Product Officer	2024	522,500	—	3,089,975	237,343	9,632	3,859,450
	2023	475,000	100,000	3,641,625	314,785	3,000	4,534,410

(1)    The amounts reported here do not reflect the actual economic value realized by our named executive officers. In accordance with SEC rules, this column represents the aggregate grant date fair value of shares underlying stock awards, calculated in accordance with ASC 718. The grant date fair values of RSU awards and Financial Performance RSUs are calculated based on the closing price of our common stock on the date of grant. Assumptions used in the calculation of the grant date fair value of the TSR RSUs are set forth in footnote 5 to the Grants of Plan-Based Awards Table below.
The grant date fair value of the Performance Equity Awards assumes the probable outcome of the performance conditions (i.e., at 129.08% of target for the Financial Performance RSUs and 146.95% for the TSR RSUs). If the Performance Equity Awards were instead valued based on the maximum outcome of the performance conditions, the grant date fair values of such awards would increase as follows: from $5,279,094 to $7,650,113 for Mr. Stoppelman; from $2,622,349 to $3,800,134 for each of Messrs. Schwarzbach and Eaton; from $2,691,361 to $3,900,141 for Mr. Nachman; and from $1,863,216 to $2,700,049 for Mr. Saldanha.
(2)    The amounts reported here reflect payouts to the named executive officers under the Performance Bonus Plan for performance in 2025, which were paid in March 2026.
(3)    The amount reported consists of (a) $32,098 of incremental cost to the Company for assistance with personal matters provided by Mr. Stoppelman’s executive assistant and (b) the incremental cost to the Company for certain online security services provided by the Company. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—Employee Benefits” for more details.

(4)    The amount reported consists of (a) $10,500 of Company-paid 401(k) plan matching contributions, which were provided to the named executive officers on the same terms as provided to all of our regular full-time employees, and (b) the incremental cost to the Company for certain online security services provided by the Company.
(5)    Mr. Eaton’s cash compensation was paid in British pounds. His base salary was converted using the average exchange rate for 2025 and his payout under the Performance Bonus Plan was converted using the exchange rate in effect on the payment date.
(6)    Totals may not sum due to rounding.

Compensation Plans and Arrangements

Employment Agreements
We entered into amended and restated employment letter agreements with Messrs. Stoppelman and Nachman on February 3, 2012. The amended and restated employment letter agreements provided that our executive officers are eligible to participate in our incentive compensation programs, insurance programs and other employee benefit plans established by us, including our Severance Plan.
We entered into employment agreements with Messrs. Schwarzbach and Saldanha on December 27, 2019 and January 13, 2022, respectively. The agreements provided for initial base salaries, eligibility to participate in our standard benefit plans, including the Severance Plan, and initial equity awards. Mr. Saldanha’s agreement also provided for his signing bonus and retention bonus.
We entered into an employment letter agreement with Mr. Eaton on August 26, 2013 that provided for his initial base salary, eligibility to participate in our standard benefit plans and initial equity awards, but did not provide for severance. Effective March 16, 2022, Mr. Eaton relocated from the United States to the United Kingdom and became an employee of our wholly owned subsidiary Yelp UK Ltd. pursuant to a contract of employment dated as of the same date (the “U.K. Employment Agreement”). Mr. Eaton’s U.K. Employment Agreement provided for his base salary in British Pounds, eligibility to participate in our standard U.K. employee benefit plans and the Severance Plan, and termination provisions.
The employment agreements described above do not provide for a specific employment term and our executive officers are employed on an at-will basis, with the exception of Mr. Eaton, whose employment may be terminated with the greater of two months’ notice or the applicable statutory minimum notice under the terms of the U.K. Employment Agreement.
Performance Bonus Plan
The Performance Bonus Plan is an annual incentive program in which each executive who is deemed to be an officer under Section 16 of the Exchange Act (a “Section 16 officer”) is eligible to participate, and, if warranted, to receive an annual performance-based cash incentive thereunder. The amount of the cash incentive payment is based on a target award expressed as either a pre-set target percentage of the participant’s annual base salary earned during the year or a set dollar amount. The Compensation Committee is responsible for establishing the target awards as well as the proportion of the target award that will be based on corporate performance goals and individual performance goals, if any.
The corporate performance goals under the Performance Bonus Plan are established by the Compensation Committee and may be based on performance criteria as described in the plan document. Individual performance goals may be based on the participant’s contributions toward the achievement of the corporate goals, department goals for such individual’s area of accountability or responsibility, or other individual goals derived from or related to the corporate performance goals for such year.
For each participant, the amount of the cash incentive payment for a given year depends upon the Company’s achievement of the applicable corporate performance goals established by the Compensation Committee for that year, and, if applicable, an assessment of the participant’s individual performance and such other factors as the Compensation Committee may determine appropriate. For any year, the achieved corporate performance percentage and/or the individual performance percentage may exceed 100%, provided that neither may exceed 200% or such other maximum payout limitation set by the Compensation Committee for the applicable year. Each participant must remain a Section 16 officer through the cash incentive payment date to be eligible to receive the cash incentive. Cash incentives are paid in cash unless otherwise determined by the Compensation Committee. For a discussion of the target opportunities, goals and achievement levels for the 2025 Performance

Bonus Plan, please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Cash Incentive Compensation.”
Change in Control and Severance Arrangements
Severance Plan
Each of our executives at the level of vice president or above who is deemed to be a Section 16 officer and selected by the Board is eligible to participate in the Severance Plan, including each of our named executive officers.
Each eligible participant who suffers an involuntary termination without cause or, in the case of our Chief Executive Officer, a constructive termination will be eligible to receive, provided that he or she signs a release of claims and complies with continuing obligations of confidentiality, (i) a lump sum cash payment equal to one year of his or her then-current base salary, (ii) a lump sum cash incentive payment equal to the actual cash incentive amount the participant would have earned for the year in which the termination occurred, if any, based on our actual performance, prorated for the period of active service, and (iii) one year of company-paid health insurance coverage.
In the event a participant suffers an involuntary termination without cause or a constructive termination within a Change in Control Period, the lump sum cash incentive payment will be equal to the actual cash incentive amount as if we had achieved all of the goals at the target level of achievement under the Performance Bonus Plan in the year in which the termination occurred and will not be pro-rated. Additionally, each participant who experiences an involuntary termination without cause or a constructive termination during a Change in Control Period will receive accelerated vesting of 100% of the number of their unvested shares subject to each equity award held by such participant that was awarded after the adoption of the Severance Plan.
These benefits are subject to a “best after-tax” provision in the case where benefits would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the Code. This means that the executive officer will receive whichever of the following two alternative forms of payment would result in the executive officer’s receipt, on an after-tax basis, of the greater amount of benefits notwithstanding that all or some portion of the benefit may be subject to the excise tax: (a) payment in full of the entire amount of the benefits or (ii) payment of only a part of the benefit so that the executive officer receives the largest benefit possible without the imposition of the excise tax. If a participant has other severance benefits in another agreement with us, he or she will not receive double benefits.
2025 Financial Performance RSUs
If a change in control (as defined in the Severance Plan) had occurred during the performance period for the 2025 Financial Performance RSUs, the number of shares subject to such awards that would have become Eligible Shares would have been the target number of shares subject to the awards pro-rated based on the number of days elapsed in the performance period as of the effective time of such change in control. The portion of such Eligible Shares that had met the time-based vesting schedule would have become vested as of the quarterly vest date immediately following the effective date of the change in control.
If a change in control occurs at a time when any Eligible Shares (including Eligible Shares resulting from such change in control) are outstanding and not fully vested, such Eligible Shares will be eligible to continue vesting pursuant to the service-based vesting schedule after the change in control if the acquiring, surviving or continuing entity continues, assumes or substitutes for the Financial Performance RSUs in such change in control on substantially the same terms and conditions in effect as prior to the transaction, subject to potential vesting acceleration upon or following such change in control pursuant to the terms of the Severance Plan. Notwithstanding the terms of the Severance Plan, the vesting acceleration provisions of such plans will apply to

Eligible Shares only; if a change in control had occurred after the performance period, no shares subject to the 2025 Financial Performance RSUs would have been eligible for vesting acceleration under the Severance Plan if the Company had not achieved the applicable threshold performance level.
TSR RSUs
If a change in control (as defined in the Severance Plan) occurs during the performance period for any outstanding TSR RSUs, the number of shares subject to each such award that become Earned Shares will be determined based on the percentile rank of our total stockholder return relative to that of the other companies in the Russell 2000 Index calculated as follows:
•the Company’s total stockholder return will be calculated based on the fair market value of the per-share consideration received by the Company’s stockholders in the change in control compared to the average closing price of its stock over the first 20 trading days of the applicable performance period; and
•the total stockholder return of the other companies in the Russell 2000 Index will be calculated based on the average closing price of each company’s stock over the 20 trading days ending on the last trading day prior to the change in control compared to the average closing price over the first 20 days of the applicable performance period.
If the acquiring, surviving or continuing entity continues, assumes or substitutes for the TSR RSUs, any Earned Shares will vest on the first day following the end of the performance period, subject to the recipient’s continued service through the end of the respective performance periods as well as to potential vesting acceleration upon or following such change in control pursuant to the terms of the Severance Plan. If the TSR RSUs are not assumed, substituted for or continued by the acquiring, surviving or continuing entity, any Earned Shares will vest immediately prior to the closing of the change in control, subject to the recipient’s continued service through the closing date of such change in control.
Other Equity Awards
Equity awards are subject to potential vesting acceleration under the terms of our 2012 Equity Incentive Plan, as amended (the “2012 Plan”). The 2012 Plan provides that in the event of a specified corporate transaction, as defined in the 2012 Plan, the administrator will determine how to treat each outstanding stock award. The administrator may: (1) arrange for the assumption, continuation or substitution of a stock award by a successor corporation; (2) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation; (3) accelerate the vesting of a stock award and provide for its termination prior to the transaction; (4) arrange for the lapse of any reacquisition or repurchase rights held by us; or (5) cancel the stock award prior to the transaction in exchange for a cash payment, which may be reduced by the exercise price payable in connection with the stock award. The administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner.
The administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control (as defined in the 2012 Plan). In the absence of such a provision, no such acceleration of the stock award will occur.
Additional Benefits
We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to defer a portion of their eligible compensation, subject to applicable annual limits under the Code. We intend for the 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that contributions by employees to the

401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.
For a description of additional benefits we offer to our executive officers, including health and welfare benefits, please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Employee Benefits.”
Pension Benefits
Other than with respect to the 401(k) plan, our employees, including our named executive officers, do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.
Non-Qualified Deferred Compensation
During the year ended December 31, 2025, our employees, including our named executive officers, did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards to our named executive officers during the year ended December 31, 2025.
Grants of Plan-Based Awards in the Year Ended December 31, 2025

	Grant Date	Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jeremy Stoppelman
	2/7/25	Cash	124,000	496,000	992,000	—	—	—	—	—
	2/7/25	Fin. PRSU	—	—	—	12,087	48,345	96,690	—	2,468,634(4)
	2/7/25	TSR RSU	—	—	—	24,173	48,345	96,690	—	2,810,460(5)
	2/7/25	RSU	—	—	—	—	—	—	96,689	3,825,017(6)
David Schwarzbach
	2/7/25	Cash	88,516	354,063	708,125	—	—	—	—	—
	2/7/25	Fin. PRSU	—	—	—	6,004	24,015	48,030	—	1,226,275(4)
	2/7/25	TSR RSU	—	—	—	12,008	24,015	48,030	—	1,396,074(5)
	2/7/25	RSU	—	—	—	—	—	—	48,029	1,900,027(6)
Sam Eaton
	2/7/25	Cash	86,673	346,691	693,381	—	—	—	—	—
	2/7/25	Fin. PRSU	—	—	—	6,004	24,015	48,030	—	1,226,275(4)
	2/7/25	TSR RSU	—	—	—	12,008	24,015	48,030	—	1,396,074(5)
	2/7/25	RSU	—	—	—	—	—	—	48,029	1,900,027(6)
Jed Nachman
	2/7/25	Cash	92,056	368,225	736,450	—	—	—	—	—
	2/7/25	Fin. PRSU	—	—	—	6,162	24,647	49,294	—	1,258,546(4)
	2/7/25	TSR RSU	—	—	—	12,324	24,647	49,294	—	1,432,814(5)
	2/7/25	RSU	—	—	—	—	—	—	49,293	1,950,031(6)
Craig Saldanha
	2/7/25	Cash	84,094	336,375	672,750	—	—	—	—	—
	2/7/25	Fin. PRSU	—	—	—	4,266	17,063	34,126	—	871,286(4)
	2/7/25	TSR RSU	—	—	—	8,532	17,063	34,126	—	991,931(5)
	2/7/25	RSU	—	—	—	—	—	—	34,126	1,350,025(6)

(1)    The amounts in this column represent the 2025 cash incentive opportunity under the Performance Bonus Plan. Please see “—Compensation Discussion and Analysis—Executive Compensation Components—Cash Incentive Compensation.” Mr. Eaton’s opportunity at each achievement level was converted from British pounds to U.S. dollars using the exchange rate in effect on February 7, 2025.

(2)    The amounts in this column represent shares of common stock subject to Performance Equity Awards granted pursuant to our 2012 Plan. Please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation.”
(3)    The amounts in this column represent shares of common stock subject to RSU awards granted pursuant to our 2012 Plan. Please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation.”
(4)    This amount represents the grant date fair value of the Financial Performance RSUs calculated in accordance with ASC 718 and assuming the probable outcome of the performance conditions. The grant date fair value of the Financial Performance RSUs is calculated based on the closing price of our common stock on the date of grant.
(5)    This amount represents the grant date fair value of the TSR RSUs calculated in accordance with ASC 718 and assuming the probable outcome of the performance conditions. We used a Monte Carlo model to determine the grant date fair value of the TSR RSUs, which requires assumptions and judgments about the variables used in the calculation. We used the following assumptions for the Monte Carlo model:
Remaining Performance Period: 2.89 years
Expected Volatility (2.89-year): 35.48%
Compounded Risk-Free Interest Rate (2.89-year): 4.22%
Compounded Dividend Yield: 0%
(6)    This amount represents the grant date fair value of the RSU award calculated in accordance with ASC 718 based on the closing price of our common stock on the date of grant.

Outstanding Equity Awards at Fiscal Year End

The following table shows certain information regarding outstanding equity awards at December 31, 2025 for the named executive officers.
Outstanding Equity Awards at December 31, 2025

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(2) ($)

Jeremy Stoppelman
	03/09/2016	426,200	—	20.47	3/9/2026	—	—	—	—
	03/01/2017	305,950	—	34.66	3/1/2027	—	—	—	—
	03/01/2017	347,650	—	34.66	3/1/2027	—	—	—	—
	01/16/2018	288,000	—	43.58	1/16/2028	—	—	—	—
	02/07/2019	272,700	—	36.25	2/7/2029	—	—	—	—
	01/25/2023	—	—	—	—	35,417(3)	1,076,323	—	—
	01/25/2023	—	—	—	—	23,471(4)	713,284	—	—
	01/25/2023	—	—	—	—	55,796(5)	1,695,640	—	—
	01/31/2024	—	—	—	—	43,735(3)	1,329,107	—	—
	01/31/2024	—	—	—	—	19,866(4)	603,728	—	—
	01/31/2024	—	—	—	—	—	—	21,868(6)	664,569
	02/07/2025	—	—	—	—	72,517(3)	2,203,792	—	—
	02/07/2025	—	—	—	—	48,779(7)	1,482,394	—	—
	02/07/2025	—	—	—	—	—	—	24,173(6)	734,617
David Schwarzbach
	03/06/2020	71,900	—	28.94	3/6/2030	—	—	—	—
	01/25/2023	—	—	—	—	17,084(3)	519,183	—	—
	01/25/2023	—	—	—	—	11,321(4)	344,045	—	—
	01/25/2023	—	—	—	—	26,914(5)	817,916	—	—
	01/31/2024	—	—	—	—	21,096(3)	641,107	—	—
	01/31/2024	—	—	—	—	9,584(4)	291,258	—	—
	01/31/2024	—	—	—	—	—	—	10,548(6)	320,554
	02/07/2025	—	—	—	—	36,022(3)	1,094,709	—	—
	02/07/2025	—	—	—	—	24,231(7)	736,380	—	—
	02/07/2025	—	—	—	—	—	—	12,008(6)	364,923
Sam Eaton
	01/25/2023	—	—	—	—	17,084(3)	519,183	—	—
	01/25/2023	—	—	—	—	11,321(4)	344,045	—	—
	01/25/2023	—	—	—	—	26,914(5)	817,916	—	—

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(2) ($)
	01/31/2024	—	—	—	—	21,096(3)	641,107	—	—
	01/31/2024	—	—	—	—	9,584(4)	291,258	—	—
	01/31/2024	—	—	—	—	—	—	10,548(6)	320,554
	02/07/2025	—	—	—	—	36,022(3)	1,094,709	—	—
	02/07/2025	—	—	—	—	24,231(7)	736,380	—	—
	02/07/2025	—	—	—	—	—	—	12,008(6)	364,923
Jed Nachman
	03/01/2017	83,450	—	34.66	3/1/2027	—	—	—	—
	01/16/2018	117,850	—	43.58	1/16/2028	—	—	—	—
	02/07/2019	83,900	—	36.25	2/7/2029	—	—	—	—
	01/25/2023	—	—	—	—	17,709(3)	538,177
	01/25/2023	—	—	—	—	11,737(4)	356,687	—	—
	01/25/2023	—	—	—	—	27,898(5)	847,820	—	—
	01/31/2024	—	—	—	—	21,868(3)	664,569	—	—
	01/31/2024	—	—	—	—	9,933(4)	301,864	—	—
	01/31/2024	—	—	—	—	—	—	10,934(6)	332,284
	02/07/2025	—	—	—	—	36,970(3)	1,123,518	—	—
	02/07/2025	—	—	—	—	24,868(7)	755,739	—	—
	02/07/2025	—	—	—	—	—	—	12,324(6)	374,526
Craig Saldanha
	03/14/2022	—	—	—	—	7,191(8)	218,534	—	—
	01/25/2023	—	—	—	—	12,500(3)	379,875	—	—
	01/25/2023	—	—	—	—	8,284(4)	251,751	—	—
	01/25/2023	—	—	—	—	19,693(5)	598,470
	01/31/2024	—	—	—	—	15,436(3)	469,100	—	—
	01/31/2024	—	—	—	—	7,012(4)	213,095	—	—
	01/31/2024	—	—	—	—	—	—	7,718(6)	234,550
	02/07/2025	—	—	—	—	25,595(3)	777,832	—	—
	02/07/2025	—	—	—	—	17,216(7)	523,194	—	—
	02/07/2025	—	—	—	—	—	—	8,532(6)	259,287

(1)    Represents the market value of the unvested shares subject to each RSU based on the closing price of our common stock on December 31, 2025, which was $30.39 per share.
(2)    Represents the market value of the unvested shares subject to each Performance Equity Award based on a price of $30.39 per share.
(3)    1/16th of the shares subject to this RSU vest on a quarterly basis over four years following the grant date.

(4)    31.25% of the shares underlying this Financial Performance RSU award vested on March 15 of the calendar year following the grant date, with 6.25% of the shares vesting quarterly thereafter until fully vested.
(5)    Represents 78.8% of the target shares subject to the 2023 TSR RSUs, which our Compensation Committee determined would become Earned Shares in February 2026.
(6)    Represents the threshold payout under the applicable TSR RSUs. The shares subject to this Performance Equity Award vest in the first quarter of third calendar year following the grant date based on the percentile rank of our total stockholder return relative to that of the other companies in the Russell 2000 Index over the period beginning January 1 of the calendar year of the grant date and ending December 31 two calendar years later.
(7)    Represents 100.9% of the target shares subject to the 2025 Financial Performance RSUs, which our Compensation Committee determined would become Eligible Shares in February 2026 based on our achievement of net revenue and adjusted EBITDA performance goals for the year ended December 31, 2025. 1/16th of the shares subject to this Performance Equity Award vest on a quarterly basis over four years following the grant date.
(8)    25% of the shares underlying this RSU vested on February 20, 2023, with the remainder vesting on a quarterly basis over the following three years.

Option Exercises and Stock Vested

The following table shows certain information regarding option exercises and stock vested during the year ended December 31, 2025.
Option Exercises and Stock Vested in the Year Ended December 31, 2025

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)

Jeremy Stoppelman	—	—	242,891	8,525,769
David Schwarzbach	—	—	117,506	4,074,587
Sam Eaton	—	—	116,817	4,039,829
Jed Nachman	53,300	676,377	121,682	4,219,506
Craig Saldanha	—	—	72,805	2,461,197

(1)    The value realized is calculated as the difference between the closing price of our common stock on the date of exercise and the applicable exercise price of such options, multiplied by the number of shares underlying the options that were exercised.
(2)    The value realized equals the closing price of our common stock on each vesting date or, if the vesting date fell on a non-trading day, the closing price on the trading day immediately preceding the vesting date, multiplied by the number of shares that vested on that date.

Potential Payments Upon Termination or Change in Control

The following table sets forth quantitative estimates of the benefits that each of our named executive officers would be entitled to in connection with certain termination and change in control events pursuant to the terms of the Severance Plan. The table assumes that the qualifying termination or change in control event, as indicated, occurred on December 31, 2025.

	Lump Sum Cash Severance Payment		Continuation of Benefits(3) ($)	Value of Equity Acceleration(4) ($)	Total ($)
Name	Base Salary(1) ($)	Cash Incentive(2) ($)

Jeremy Stoppelman
Qualifying Termination(5)	620,000	500,444	9,943	—	1,130,387
Qualifying Termination Upon Change in Control(6)	620,000	496,000	9,943	9,091,077	10,217,020
David Schwarzbach
Qualifying Termination(5)	566,500	357,235	30,580	—	954,315
Qualifying Termination Upon Change in Control(6)	566,500	354,063	30,580	4,438,034	5,389,177
Sam Eaton
Qualifying Termination(5)	601,564	379,346	6,106	—	987,015
Qualifying Termination Upon Change in Control(6)	601,564	375,977	6,106	4,438,034	5,421,681
Jed Nachman
Qualifying Termination(5)	566,500	371,524	29,941	—	967,965
Qualifying Termination Upon Change in Control(6)	566,500	368,225	29,941	4,581,657	5,546,323
Craig Saldanha
Qualifying Termination(5)	538,200	339,389	15,544	—	893,133
Qualifying Termination Upon Change in Control(6)	538,200	336,375	15,544	3,427,202	4,317,321

(1)    Represents one year of each named executive officer’s base salary in effect as of December 31, 2025. The amounts indicated do not include the payment of any accrued salary or vacation that might be due upon termination of employment. With respect to Mr. Eaton, the amount reported represents his base salary of £447,500 converted based on the exchange rate in effect on December 31, 2025.
(2)    Represents each named executive officer’s actual 2025 cash incentive payment for a qualifying termination and each named executive officer’s target 2025 cash incentive payment for a qualifying termination during a Change in Control Period. With respect to Mr. Eaton, the amounts reported represent his actual and target 2025 cash incentive payments of £282,194 and £279,688, respectively, converted based on the exchange rate in effect on December 31, 2025.
(3)    Represents 12 months of payments of premiums for continued health insurance coverage under COBRA or, with respect to Mr. Eaton, continued health coverage in the United Kingdom, assuming in each case that the executive officer timely elects to receive the benefits. Under the Severance Plan, we would continue to pay for such premiums for 12 months unless the executive officer earlier (a) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (b) loses eligibility for continuation of coverage under COBRA or our U.K. private health insurance, as applicable.

With respect to Mr. Eaton, the amount reported is £1,782 converted to U.S. dollars based on the exchange rate in effect on December 31, 2025.
(4)    The value of unvested RSUs subject to accelerated vesting — including any shares subject to Performance Equity Awards that become Eligible Shares or Earned Shares as a result of the change in control — is calculated as the number of RSUs subject to accelerated vesting held by the applicable named executive officer multiplied by $30.39, the closing price of our common stock on December 31, 2025.
Under the terms of the 2025 Financial Performance RSUs, the target number of shares subject to such awards would become Eligible Shares. Based on a Change in Control Price of $30.39, the percentile rank of our TSR relative to that of the other companies in the Russell 2000 Index was 78.8%% for the 2023 TSR RSUs, resulting in 78.8% of the target shares becoming Earned Shares. Based on a Change in Control Price of $30.39, the percentile ranks of our TSR relative to that of other companies in the Russell 2000 Index for the 2024 and 2025 TSR RSUs were below the threshold level of achievement; as a result, none of the shares subject to such awards would have become Earned Shares.
None of our named executive officers had unvested options as of December 31, 2025; accordingly, no unvested options would have been subject to accelerated vesting.
(5)    Represents benefits payable under the Severance Plan upon an involuntary termination without cause or, with respect to Mr. Stoppelman, a constructive termination (as such terms are defined in the Severance Plan).
(6)    Represents benefits payable under the Severance Plan upon an involuntary termination without cause or a constructive termination that occurs during a Change in Control Period.
In addition to the benefits described and quantified above, the 2012 Plan provides for an extended period of time during which an optionholder may exercise options following the optionholder’s termination of service, which time period we refer to as the post-termination exercise period. Generally, under the 2012 Plan, if an optionholder’s service relationship with us ends, the optionholder may exercise any vested options for up to three months after the date that the service relationship ends. However, if the optionholder’s service relationship with us ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months in the event of disability or 18 months in the event of death, after the date the service relationship ends. Accordingly, each of the named executive officers would be entitled to an extended post-termination exercise period in the event of a termination due to death or disability.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Jeremy Stoppelman, our CEO:
For the year ended December 31, 2025, the median of the total annual compensation of all employees of our Company (other than our CEO) was $99,238. The annual total compensation of our CEO for purposes of determining the CEO pay ratio was $10,256,932, as reported in the “Total” column of the Summary Compensation Table. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees in 2025 was approximately 103 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:
•We selected December 31, 2025, which is the last day of our most recently completed fiscal year, as the date upon which we would identify the median employee.
•As of December 31, 2025, our employee population (other than the CEO) consisted of approximately 5,167 individuals, 4,374 of whom were located in the United States and 793 of whom were located outside of the United States, consisting of 422 employees in Canada, 81 in Germany, 277 in the United Kingdom, 11 in Ireland and two in Belgium. The pay ratio disclosure rules permit a company to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent or less of the company’s total number of employees. Applying this de minimis exemption, we excluded all 81 of our employees located in Germany, the 11 employees located in Ireland and the two employees located in Belgium from our median employee calculation. Following the application of this exemption, the total number of employees used in our median employee calculation was 5,073 (4,374 from the United States, 422 from Canada and 277 from the United Kingdom).
•We used total direct compensation for 2025 (i.e., total cash compensation + grant date fair value of equity awards granted in 2025 (with Performance Equity Awards valued based on target achievement)), as compiled from our payroll and stock administration records, as a consistently applied compensation measure to identify the “median employee” from our employees in the United States, Canada and the United Kingdom. We also annualized the compensation of all employees who joined Yelp mid-year during 2025. We converted amounts paid in Canadian dollars and British pounds into U.S. dollars using the exchange rate in effect on December 31, 2025.
•Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites, in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Pay versus Performance

The following table sets forth the compensation of our CEO, who is our principal executive officer (“PEO”), and the average compensation of our other NEOs (“non-PEO NEOs”), both as reported in the Summary Compensation Table (“SCT”) and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under SEC rules, for each of the periods presented below. The table also provides information on our TSR, the cumulative TSR of a peer group, net income and net revenue. For further information regarding how the Company aligns executive compensation with the Company’s performance, see “—Compensation Discussion and Analysis” above. All amounts are presented in thousands, except TSR values.
2025 Pay versus Performance Table

Year	SCT Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average SCT Total for Non-PEO NEOs(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs(2) ($)	Value of Initial Fixed $100 Investment Based on:		Net Income(6) ($)	Net Revenue(7) ($)
					TSR(4) ($)	Peer Group TSR(4)(5) ($)

2025	10,257	2,187	5,159	1,334	93.02	182.44	145,600	1,464,955
2024	9,659	(327)	4,776	496	118.46	152.73	132,850	1,412,064
2023	11,179	25,371	5,528	11,738	144.90	128.28	99,173	1,337,062
2022	10,846	4,647	5,705	4,380	83.69	97.25	36,347	1,193,506
2021	10,045	11,917	4,403	5,121	110.93	124.79	39,671	1,031,839

(1)    Jeremy Stoppelman served as our CEO in each of the reporting years. The dollar amounts reported are the amounts of total compensation reported for Mr. Stoppelman for each corresponding year in the “Total” column of the SCT.
(2)    Reflects the amount of compensation actually paid to Mr. Stoppelman and our non-PEO NEOs, calculated as indicated in the table below in accordance with SEC rules. These dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Stoppelman or our other NEOs during 2025. For information regarding the decisions made by our Compensation Committee with respect to Mr. Stoppelman’s and our other NEOs’ compensation for 2025, see “—Compensation Discussion and Analysis” above. All amounts are presented in thousands.

	PEO	Non-PEO NEOs
	2025 ($)	2025 ($)

Summary Compensation Table Total	$10,257	$5,159
Less: Stock award value reported in the Summary Compensation Table for the covered year(a)	9,104	4,225
Plus: Fair value as of the end of the covered year of all awards granted in covered year that are outstanding and unvested as of the end of the covered year	5,131	2,381
Plus: Change in fair value as of the end of the covered year of any awards granted in any prior years that are outstanding and unvested as of the end of the covered year	(4,799)	(2,196)
Plus: Fair value as of the vesting date of vested awards that are granted and vest in the covered year	832	379
Plus: Change in fair value as of the vesting date of any awards granted in any prior years for which all applicable vesting conditions were satisfied at the end of or during the covered year	(129)	(164)

	PEO	Non-PEO NEOs
	2025 ($)	2025 ($)

Less: Fair value at the end of the prior year of awards granted in any prior year that fail to meet the applicable vesting conditions during the covered year	—	—
Plus: Dollar value of any dividends or other earnings paid on stock or option awards in the covered year prior to the vesting date that are not otherwise included in the total compensation for the covered year	—	—
Compensation Actually Paid(b)(c)	$2,187	$1,334

(a)    The grant date fair value of equity awards represents the sum of the amounts reported in the “Stock Awards” and “Option Awards” columns in the SCT for the covered year.
(b)    The fair values set forth in the table above are calculated in accordance with ASC 718 as of the end of the respective years, other than fair values of awards that vested in the covered year, which are valued as of the applicable vesting date. The assumptions used for purposes of calculating fair values of the TSR RSUs as of the end of the respective years are as follows:

Award	Measurement Date	Remaining Performance Period	Expected Volatility	Compounded Risk-Free Interest Rate	Compounded Dividend Yield

2023 TSR RSUs	12/31/2024	1.00 years	29.47%	4.08%	—%
2024 TSR RSUs	12/31/2024	2.00 years	29.34%	4.16%	—%
2024 TSR RSUs	12/31/2025	1.00 years	35.38%	3.42%	—%
2025 TSR RSUs	12/31/2025	2.00 years	32.52%	3.41%	—%

(c)    Totals may not sum due to rounding.
(3)    The non-PEO NEOs included in this calculation for each year are:
2022 to 2025 — David Schwarzbach, Sam Eaton, Jed Nachman and Craig Saldanha
2021 — David Schwarzbach, Sam Eaton, Jed Nachman and Vivek Patel
(4)    TSR is determined based on the value of an initial fixed investment of $100 on December 31, 2020. Cumulative TSR is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end and the beginning of the measurement period, by (b) the Company's share price at the beginning of the measurement period.
(5)    The peer group TSR is based on the NYSE Arca Tech 100 Index, which is the industry index used in our Annual Report pursuant to Item 201(e) of Regulation S-K for the year ended December 31, 2025.
(6)    Net income as reported in the Company’s consolidated financial statements included in the Annual Report.
(7)    Net revenue as reported in the Company’s consolidated financial statements included in the Annual Report.

Performance Measures
As required, the table below sets forth the most important measures that we use to link compensation actually paid to our NEOs for 2025 to Company performance. For further information regarding these performance metrics and their function in our executive compensation program, please see “—Compensation Discussion and Analysis.”

2025 Most Important Measures (Unranked)

Net Revenue
Adjusted EBITDA
Three-year relative TSR

Relationship Between Compensation Actually Paid and Financial Performance Measures
The following graphs further illustrate the relationship between the pay and performance figures included in the Pay versus Performance Table above. In addition, the first graph below illustrates the relationship between Company TSR and that of the NYSE Arca Tech 100 Index.

Compensation Actually Paid vs. TSR
Compensation Actually Paid (in thousands)
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
$(5,000)
Value of initial $100 investment (TSR)
$200
$180
$160
$140
$120
$100
$80
$60
2020
2021
2022
2023
2024
2025
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Yelp Inc.
NYSE Arca Tech 100 Index

Compensation Actually Paid vs. Net Income
Compensation Actually Paid (in thousands)
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
$(5,000)
Net Income (in thousands)
$160,000
$120,000
$80,000
$40,000
$0
2021
2022
2023
2024
2025
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Net Income

Compensation Actually Paid vs. Net Revenue
Compensation Actually Paid (in thousands)
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
$(5,000)
Net Revenue (in millions)
$1,680
$1,440
$1,200
$960
$720
2021
2022
2023
2024
2025
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Net Revenue

The information provided under the “Pay versus Performance” heading is not deemed to be incorporated by reference into any filing of Yelp under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Except to the extent indicated otherwise in the footnotes, the following table sets forth certain information regarding the ownership of our capital stock as of March 2, 2026 by:
•each of our directors;
•each of our named executive officers;
•all of our executive officers and directors as a group; and
•all those known by us to be beneficial owners of more than five percent of our common stock.
Beneficial ownership is determined according to the rules of the SEC and generally means that the person has beneficial ownership if he, she or it possesses sole or shared voting power of a security, including options that are currently exercisable or exercisable within 60 days of March 2, 2026. Applicable percentages are based on 60,112,982 shares of common stock outstanding on March 2, 2026. Shares subject to options exercisable or RSUs (including Performance Equity Awards for which vesting is not subject to a material condition beyond the person holding such Performance Equity Awards’ control) expected to vest as of or within 60 days of March 2, 2026 are deemed to be outstanding for computing the percentage ownership of the person holding such options or RSUs as well as the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.
This table is based upon information supplied by our officers and directors, as well as our review of Schedules 13G filed with the SEC. Except as indicated by footnote, and subject to applicable community property laws, we believe that each person identified in the table possesses sole voting and investment power with respect to all capital stock shown to be held by that person. The address of each executive officer and director, unless otherwise indicated by footnote, is c/o Yelp Inc., 350 Mission Street, 10th Floor, San Francisco, California 94105.

Beneficial Owner	Number of Shares of Common Stock	Percent of Total
Principal Stockholders
BlackRock, Inc.(1)	8,846,557	14.7%
The Vanguard Group, Inc.(2)	9,203,382	15.3%
Jeremy Stoppelman(3)	3,906,720	6.4%
Named Executive Officers and Directors
Jeremy Stoppelman(3)	3,906,720	6.4%
David Schwarzbach(4)	140,980	*
Sam Eaton(5)	55,497	*
Jed Nachman(6)	406,622	*
Craig Saldanha(7)	149,336	*
Fred D. Anderson, Jr.(8)	73,018	*
Christine Barone(9)	48,689	*
Robert Gibbs(10)	76,757	*
Logan Green(11)	697	*
Diane Irvine(12)	113,811	*

Beneficial Owner	Number of Shares of Common Stock	Percent of Total
Dan Jedda(13)	7,184	*
Sharon Rothstein(14)	65,029	*
Tony Wells(15)	49,391	*
All current executive officers and directors as a group (14 persons)(16)	5,128,856	8.3%

*    Less than one percent.
(1)    Based on information contained in a Schedule 13G/A filed with the SEC on October 17, 2025, BlackRock, Inc. (“BlackRock”), a global investment management firm, has sole voting power over 8,720,437 shares and sole dispositive power over 8,846,557 shares. According to its Schedule 13G/A, iShares Core S&P Small-Cap ETF has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares held by BlackRock in an amount that represents more than 5% of our total outstanding common stock. The Schedule 13G/A filed by BlackRock provides information only as of September 30, 2025 and, consequently, the beneficial ownership of BlackRock may have changed between September 30, 2025 and March 2, 2026. The address of BlackRock is 50 Hudson Yards, New York, New York 10001.
(2)    Based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2024, as of December 29, 2023, The Vanguard Group, Inc. (“Vanguard”), an independent advisor, had shared voting power over 123,004 shares, sole dispositive power over 9,009,642 shares and shared dispositive power over 193,740 shares. Vanguard subsequently reported on a Schedule 13G/A filed on March 27, 2026 that, due to an internal realignment, it no longer has, or is deemed to have, beneficial ownership over Yelp securities beneficially owned by various Vanguard subsidiaries and/or business divisions. Vanguard also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with Vanguard, will report beneficial ownership separately (on a disaggregated basis). The Schedule 13G/A filed by Vanguard on February 13, 2024 provides information only as of December 29, 2023 and, consequently, the beneficial ownership of Vanguard and its subsidiaries or business divisions may have changed since December 29, 2023. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)    Consists of (a) 2,068,310 shares held by the Jeremy Stoppelman Revocable Trust, over which Mr. Stoppelman retains sole voting and dispositive power, (b) 608,866 shares held by Mr. Stoppelman, (c) 15,244 shares underlying Performance Equity Awards expected to vest within 60 days of March 2, 2026 and (d) 1,214,300 shares issuable upon exercise of options exercisable within 60 days of March 2, 2026.
(4)    Consists of (a) 61,507 shares held by Mr. Schwarzbach, (b) 7,573 shares underlying Performance Equity Awards expected to vest within 60 days of March 2, 2026 and (c) 71,900 shares issuable upon exercise of options exercisable within 60 days after March 2, 2026.
(5)    Consists of (a) 47,924 shares held by Mr. Eaton and (b) 7,573 shares underlying Performance Equity Awards expected to vest within 60 days of March 2, 2026.
(6)    Consists of (a) 113,650 shares held by Mr. Nachman, (b) 7,772 shares underlying Performance Equity Awards expected to vest within 60 days of March 2, 2026 and (c) 285,200 shares issuable upon exercise of options exercisable within 60 days after March 2, 2026.
(7)    Consists of (a) 143,956 shares held by Mr. Saldanha and (b) 5,380 shares underlying Performance Equity Awards expected to vest within 60 days of March 2, 2026.
(8)    Consists of (a) 43,018 shares held by Mr. Anderson and (b) 30,000 shares issuable upon exercise of options exercisable within 60 days after March 2, 2026.
(9) Consists of (a) 24,089 shares held by Ms. Barone and (b) 24,600 shares issuable upon exercise of options exercisable within 60 days after March 2, 2026.

(10)    Consists of (a) 46,757 shares held by Mr. Gibbs and (b) 30,000 shares issuable upon exercise of options exercisable within 60 days after March 2, 2026. Mr. Gibbs transferred an economic interest in 20,730 of such exercisable options pursuant to a domestic relations order and disclaims beneficial ownership of the underlying shares.
(11) Consists of 697 shares held by Mr. Green.
(12)    Consists of (a) 83,811 shares held by Ms. Irvine and (b) 30,000 shares issuable upon exercise of options exercisable within 60 days after March 2, 2026.
(13) Consists of 7,184 shares held by Mr. Jedda.
(14) Consists of (a) 35,079 shares held by Ms. Rothstein and (b) 29,950 shares issuable upon exercise of options exercisable within 60 days after March 2, 2026.
(15) Consists of (a) 27,841 shares held by Mr. Wells and (b) 21,550 shares issuable upon exercise of options exercisable within 60 days of March 2, 2026.
(16) Includes (a) 48,124 shares underlying Performance Equity Awards expected to vest within 60 days of March 2, 2026 and (b) 1,737,500 shares issuable upon exercise of options exercisable within 60 days after March 2, 2026.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2025, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were complied with.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to our equity compensation plans under which awards remained outstanding or available for future grant as of December 31, 2025. Information is included for our 2012 Plan and our ESPP, each of which was adopted with the approval of our stockholders, and our 2023 Inducement Award Plan (the “2023 Plan”), for which stockholder approval was not required under the NYSE listing standards.

Plan Category	Shares of Common Stock to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted-Average Exercise Price of Outstanding Options and Rights(1) (b) ($)	Shares of Common Stock Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	7,061,482(2)	33.78	11,146,582(3)
Equity compensation plans not approved by stockholders	86,612(4)	—	1,230,088(5)
Total	7,148,094	33.78	12,376,670

(1)    The weighted-average exercise price excludes RSU awards and Performance Equity Awards, which have no exercise price.
(2)    Consists of (a) options to purchase 2,261,528 shares of common stock under our 2012 Plan; (b) 4,013,228 shares of common stock subject to outstanding RSU awards under our 2012 Plan; and (c) 786,726 shares of common stock subject to outstanding Performance Equity Awards under our 2012 Plan (assuming the target achievement level for each award).
Excludes purchase rights currently accruing under our ESPP. Each offering under our ESPP consists of one six-month purchase period and eligible employees may purchase shares of our common stock at a price equal to 85% of the fair market value of our common stock at the end of each offering period.
(3)    Consists of (a) 10,316,195 shares of common stock reserved for issuance under our 2012 Plan and (b) 830,387 shares of common stock reserved for issuance under our ESPP.
(4)    Consists of shares of common stock subject to outstanding RSU awards under our 2023 Plan. In February 2023, the Compensation Committee adopted the 2023 Plan, pursuant to which we initially reserved 1,400,000 shares of our common stock for issuance to individuals who were not previously employees of Yelp, or who are returning to employment with Yelp following a bona fide period of non-employment, as an inducement material to such persons entering into employment with Yelp, in accordance with Rule 303A.08 of the NYSE listing standards.
(5)    Consists of shares reserved for issuance under our 2023 Plan.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration, and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K, other than transactions involving compensation for services provided to the Company as an employee, director or consultant, which are not covered by this policy. For purposes of this policy, a related person is any executive officer, director (or a nominee to become a director) or more than five percent stockholder of the Company, including any of their immediate family members.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where the Audit Committee would be inappropriate, to another independent committee of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders.
In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director or an immediate family member of a director, (c) the terms of the transaction, (d) the availability of other sources of comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties, or to or from employees generally. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

Below we describe transactions and series of similar transactions since January 1, 2025 to which we were or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than five percent of our common stock or any nominee for director, or any immediate family member of the foregoing persons, had or will have a direct or indirect material interest.
The Yelp Foundation
In 2011, our Board approved the establishment of the Yelp Foundation, a non-profit organization designed to support consumers and businesses in the communities in which we operate. Messrs. Stoppelman, Schwarzbach and Nachman are officers and directors of the Yelp Foundation. The Yelp Foundation typically offers to match donations to charitable organizations made by our regular full-time employees, subject to certain limitations on the amount per employee per year. In 2025, the Yelp Foundation made matching charitable donations to charitable organizations on behalf of Ms. Amara.

Indemnification
Our Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. In addition to the indemnification required in our Restated Certificate and Bylaws, we have entered into indemnification agreements with each of our current directors, officers and certain employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

PROCEDURAL MATTERS
General

The Board is soliciting your vote with this Proxy Statement and proxy card for use at the Annual Meeting, to be held on Friday, June 5, 2026 at 9:00 a.m. Pacific time and for any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held entirely online via audio webcast. You may attend, vote and ask questions at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/YELP2026.
Our Annual Report, including our financial statements for the year ended December 31, 2025, is also enclosed or available online at the same website as this Proxy Statement. These proxy materials are first being made available to stockholders on or about April 17, 2026.
The Notice you are receiving identifies the items to be voted on at the Annual Meeting and provides instructions on how to vote by telephone or online, by requesting and returning a printed proxy card, or by submitting a ballot online during the Annual Meeting. Please note that you cannot vote by marking the Notice and returning it.
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of your Notices to ensure that all of your shares are voted.
We may send you a proxy card, along with a second Notice, on or after April 28, 2026. In addition, you may request a printed copy of our proxy materials by following the instructions found in the Notice.
Stockholders Entitled to Vote; Record Date

Only stockholders of record at the close of business on the Record Date — April 7, 2026 — will be entitled to vote at the Annual Meeting. On the Record Date, there were 55,833,190 shares of our common stock outstanding and entitled to vote.
Stockholders of Record: Shares Registered in Your Name
If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically online or by telephone, or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time, to ensure your vote is counted.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If on the Record Date your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are a beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.
As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account; to do so, simply follow the voting instructions provided by that organization. You are also invited to attend the Annual Meeting and may vote your shares online at the meeting by following the instructions indicated below. However, because you are not the stockholder of record, you may not be able to vote your shares online at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent. Please contact your broker, bank or other nominee for information about specific requirements if you would like to vote your shares during the Annual Meeting.
Voting; Revocability of Proxies

Vote at the Annual Meeting
If you are a stockholder of record, you may vote your shares at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/YELP2026. You will be asked to provide the control number from your Notice.
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you may need to obtain a valid proxy from your broker, bank or other agent to vote online during the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form. Please contact your broker, bank or other nominee for information about specific requirements if you would like to vote your shares during the Annual Meeting.
The webcast of the Annual Meeting will begin promptly at 9:00 a.m. Pacific time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific time, and you should allow reasonable time for the check-in procedures. If you have technical difficulties during check-in or during the Annual Meeting, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/YELP2026 for assistance.
Voting by Proxy
Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the Annual Meeting even if you have already voted by proxy. All shares entitled to vote and represented by properly executed proxies received, and not revoked, by the deadlines set forth below will be voted in accordance with the instructions indicated on those proxies.
Stockholders of Record. If you are a stockholder of record, you may vote by proxy over the telephone, vote by proxy online, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time:

Internet	Phone	Mail
To vote online, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from your Notice.	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice.	To vote using the printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided.
Your vote must be received by 11:59 p.m. Eastern time on June 4, 2026 to be counted.	Your vote must be received by 11:59 p.m. Eastern time on June 4, 2026 to be counted.	Your signed proxy card must be received prior to the Annual Meeting to be counted.

Beneficial Owners. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted.
Discretionary Voting
If you return a signed and dated proxy card or otherwise vote without providing specific voting instructions, your shares will be voted in accordance with the Board’s recommendations, as applicable:
•FOR the election of each of the nine nominees for director;
•FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026;
•FOR the advisory approval of our executive compensation; and
•FOR the amendment and restatement of our ESPP.
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares on those matters in accordance with his best judgment.
Revocability of Proxies
You can revoke your proxy at any time before the final vote at the Annual Meeting.
Stockholders of Record. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may grant a subsequent proxy by telephone or online.
•You may submit another properly completed proxy card with a later date.
•You may send a timely written notice that you are revoking your proxy to our Corporate Secretary by emailing ir@yelp.com. Such notice will be considered timely if it is received at the indicated address by the close of business on the business day immediately preceding the date of the Annual Meeting.
•You may attend and vote online during the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owners. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
Effect of Not Casting Your Vote
Stockholders of Record. If you are a stockholder of record and do not vote by telephone, online, by completing a proxy card that may be delivered to you or online during the Annual Meeting, your shares will not be voted.
Beneficial Owners. If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or agent will still be able to vote your shares depends on whether the NYSE deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation) and certain corporate governance proposals, even if management supported. Accordingly, your broker or agent may not vote your shares on Proposal Nos. 1, 3 or 4 without your instructions, but may vote your shares on Proposal No. 2. The unvoted shares on non-routine matters are referred to as “broker non-votes.”
Quorum; Abstentions; Broker Non-Votes

In order to conduct business at the Annual Meeting, a quorum must be present at the meeting or represented by proxy. A quorum will be present if stockholders holding at least a majority of the voting power of the shares of stock entitled to vote are present at the Annual Meeting in person, by remote communication or represented by proxy. On the Record Date, there were 55,833,190 shares of our common stock outstanding and entitled to vote. Thus, the holders of 27,916,596 shares of our common stock must be present in person, by remote communication or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of shares representing a majority of the voting power present at the Annual Meeting in person, by remote communication or represented by proxy may adjourn the Annual Meeting to another date.
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count votes “For” and “Against,” abstentions and, if applicable, broker non-votes.
Vote Required

Summary
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors
“For” votes from the holders of a majority of the votes cast with respect to each director’s election, with votes cast including the votes cast in respect of shares present in person, by remote communication or represented by proxy at the meeting and entitled to vote generally on the election of directors(1)
			None	None

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
2	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026
“For” votes from the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and entitled to vote generally on the subject matter
			Against	N/A(2)
3	Advisory approval of the compensation of our named executive officers
“For” votes from the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and entitled to vote generally on the subject matter
			Against	None
4	Approval of the amendment and restatement of our ESPP
“For” votes from the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and entitled to vote generally on the subject matter
			Against	None

(1)    The majority voting standard for uncontested elections is subject to a director resignation policy, as set forth in our Bylaws. For additional information, see “Majority Voting with Director Resignation Policy” below.
(2)    Broker non-votes will have no effect; however, Proposal No. 2 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.
Majority Voting with Director Resignation Policy
Our Bylaws include a majority voting with director resignation policy. This policy provides that, in uncontested elections (such as this one), directors are elected by a majority of votes cast by holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors — that is, the nominee must receive a greater number of votes “for” his or her election than votes “against” his or her election.
In the event that an incumbent nominee for director in an uncontested election does not receive the required majority vote and no successor has been elected at such meeting, our Bylaws require the director to promptly tender his or her resignation to the Board. The Nominating Committee will then consider the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating Committee’s recommendation. Within ninety (90) days after the date of the certification of election results, we will disclose the Board’s decision and an explanation of such decision in a filing with the SEC, a press release or other broadly disseminated means of communication.
If the Board does not accept such incumbent director’s resignation, the director will continue to serve until the next annual meeting and until his or her successor is elected and duly qualified. If the Board accepts such incumbent director’s resignation, or if a nominee for director does not receive the required vote and is not an incumbent director, then the Board, in its sole discretion, may decrease the size of the Board or may fill the resulting vacancy by a majority vote of the remaining directors. A director elected by the Board to fill a vacancy, including vacancies created by an increase in the number of directors, will serve until the next annual meeting and until the director’s successor is elected and duly qualified.
Through this policy, the Board seeks to be accountable to all stockholders and respect the rights of stockholders to express their views through their votes for nominees. However, the Board also deems it important to preserve sufficient flexibility to make sound evaluations based on the relevant circumstances in the event a nominee fails to receive a majority of the votes cast with respect to such nominee. For example, the Board may wish to assess whether the sudden resignation of one or more directors would materially impair the effective functioning of the Board. This policy is intended to allow the Board to react to situations that could arise if the resignation of multiple directors would prevent a key committee from achieving a quorum or if a resignation would otherwise impair the functioning of the committee. The policy also would allow the Board to assess whether a director was targeted for reasons unrelated to his or her performance as a director at the Company.
Under this policy, in contested elections — any election in which the number of candidates for director exceeds the number of directors to be elected — directors will be elected by a plurality of the votes of holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors, meaning the candidates who receive the highest numbers of affirmative votes will be elected as directors.
Expenses of Solicitation

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
Deadlines to Submit Stockholder Proposals and Director Nominations for 2027 Annual Meeting

To be considered for inclusion in next year’s proxy materials, you must submit your proposal, in writing, by December 18, 2026 to our Corporate Secretary at 350 Mission Street, 10th Floor, San Francisco, California 94105, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act.
Pursuant to our Bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2027 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, including any nomination under Rule 14a-19 of the Exchange Act, you must notify our Corporate Secretary, in writing, not later than the close of business on March 7, 2027 nor earlier than February 5, 2027. However, if our 2027 Annual Meeting of Stockholders is not held between May 6, 2027 and July 5, 2027, to be timely, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2027 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2027 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2027 Annual Meeting of Stockholders is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
We recognize the importance of our stockholders having the ability to nominate directors to our Board. Accordingly, our Board will take into account feedback we receive from our stockholder engagement process regarding the process and disclosure requirements of our Bylaws for nominating directors and other proposals. For example, we are monitoring developments with respect to what have been referred to as “right to cure”

advance notice bylaw provisions, which are intended to implement a cure process for stockholders to cure certain deficiencies in director nomination notices submitted by stockholders within the time specified in the bylaws. However, while we consistently monitor, assess and, when appropriate, implement updates to reflect developments in corporate governance, we do not believe it is necessary to amend our Bylaws at this time in light of Delaware Chancery Court decisions involving advance notice bylaws (e.g., Rosenbaum v. CytoDyn Inc., C.A. No. 2021-0728-JRS (Del. Ch. Oct. 13, 2021) and Paragon Technologies, Inc. v. Terence J. Cryan, et al., 2023-1013-LWW (Del. Ch. Nov. 30, 2023)). We believe these decisions demonstrate that, even if a nomination notice does not strictly comply with the requirements of an advance notice bylaw, to comply with its fiduciary duties, the Board must act reasonably in determining whether to enforce such requirements, to ensure it satisfies a court’s application of “enhanced scrutiny” review. Where a facially deficient director nomination notice is submitted sufficiently in advance of the notice deadline, we believe that the Board has a duty to provide the nominating stockholder an opportunity to cure the notice.
The chairperson of the 2027 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board for the 2027 Annual Meeting of Stockholders will confer discretionary voting authority with respect to any proposal (i) presented by a stockholder at that meeting for which we have not been provided with timely notice and (ii) made in accordance with our Bylaws, if (x) the 2027 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, and (y) the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.
In addition, our Bylaws contain “proxy access” provisions that permit a stockholder or group of stockholders to include director candidates that they intend to nominate in our annual meeting proxy statement and on our proxy card, provided that the stockholder ownership, notice and other requirements set forth in our Bylaws are satisfied. To be timely for our 2027 Annual Meeting of Stockholders, the required notice under the proxy access provisions of our Bylaws must be received by our Corporate Secretary not earlier than the close of business on November 18, 2026 and not later than the close of business on December 18, 2026. However, if our 2027 Annual Meeting of Stockholders is not held between May 6, 2027 and August 4, 2027, then notice under the proxy access provisions must be received no earlier than the close of business on the 150th day prior to the 2027 Annual Meeting of Stockholders and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.
Delivery of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or set of other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
We and a number of brokers with account holders who are Yelp stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or your broker (if you are a beneficial owner) that we or they, as applicable, will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request householding of your communications, please notify the Company or your broker. Direct your written request to the Company to the attention of our Corporate Secretary, Yelp Inc., 350 Mission Street, 10th Floor, San Francisco, California 94105, or contact our Corporate Secretary at (415) 908-3801. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
Aaron Schur
Corporate Secretary
April 17, 2026
A copy of the Company’s Annual Report to the U.S. Securities and Exchange Commission on Form 10-K for the year ended December 31, 2025 is available without charge upon written request to: Corporate Secretary, Yelp Inc., 350 Mission Street, 10th Floor, San Francisco, California 94105, or by email to ir@yelp.com.

APPENDIX A
Reconciliation of Non-GAAP Financial Measures

Our consolidated financial statements are prepared in accordance with GAAP. However, we have also disclosed adjusted EBITDA and adjusted EBITDA margin, each of which is a non-GAAP financial measure. We have included adjusted EBITDA and adjusted EBITDA margin because they are key measures used by our management and Board to understand and evaluate our operating performance and trends, to prepare and approve our annual budget, and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our primary business operations. Accordingly, we believe that adjusted EBITDA and adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, adjusted EBITDA should not be viewed as a substitute for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to us;
•adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•adjusted EBITDA does not take into account certain expense items, such as asset impairment charges, expenses related to acquired indemnification obligations, acquisition and integration costs, and fees related to shareholder activism, or other costs that management determines are not indicative of our ongoing operating performance; and
•other companies, including those in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider adjusted EBITDA and adjusted EBITDA margin alongside other financial performance measures, including net income (loss) and our other GAAP results.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as asset impairment charges, expenses related to acquired indemnification obligations (net of amounts for which we have been indemnified), acquisition and integration costs, fees related to shareholder activism, and other items we deem not to be indicative of our ongoing operating performance.
Adjusted EBITDA margin. Adjusted EBITDA margin is a non-GAAP financial measure that we calculate as adjusted EBITDA divided by net revenue.
A-1

The following is a reconciliation of net income to adjusted EBITDA, as well as the calculation of net income margin and adjusted EBITDA margin, for the periods presented (in thousands, except percentages):

	Year Ended December 31,
	2025	2024
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$145,600	$132,850
Provision for income taxes	58,429	50,110
Other income, net(1)	(19,508)	(31,915)
Depreciation and amortization	50,092	40,407
Stock-based compensation	133,993	158,193
Asset impairment(2)	—	5,914
Expenses related to acquired indemnification obligation(2)(3)	35	—
Acquisition and integration-related costs(2)	539	1,266
Fees related to shareholder activism(2)	—	1,168
Adjusted EBITDA	$369,180	$357,993

Net revenue	$1,464,955	$1,412,064
Net income margin	10%	9%
Adjusted EBITDA margin	25%	25%
(1)Includes the release of a $3.1 million reserve related to a one-time payroll tax credit in the year ended December 31, 2024.
(2)Recorded within general and administrative expenses on our consolidated statements of operations.
(3)Primarily represents expenses recorded in connection with an indemnification obligation assumed in the RepairPal acquisition, net of the release of a portion of the RepairPal holdback to indemnify us for such expenses.
A-2

APPENDIX B
Restated ESPP

YELP INC.
2012 EMPLOYEE STOCK PURCHASE PLAN
ADOPTED BY THE BOARD OF DIRECTORS: JANUARY 25, 2012
APPROVED BY THE STOCKHOLDERS: FEBRUARY 24, 2012
IPO DATE/EFFECTIVE DATE: MARCH 1, 2012
AMENDED BY THE BOARD OF DIRECTORS: SEPTEMBER 22, 2016
AMENDED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS: MAY 31, 2023
AMENDED AND RESTATED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS: APRIL 10, 2026
APPROVED BY THE STOCKHOLDERS: [JUNE 5, 2026]
1.General; Purpose.
(a)The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees.
(b)The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for these persons to exert maximum efforts for the success of the Company and its Related Corporations.
(c)This Plan includes two components: a 423 Component and a Non-423 Component. It is the intention of the Company to have the 423 Component qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of Purchase Rights under the Non-423 Component that does not meet the requirements of an Employee Stock Purchase Plan because of deviations necessary to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States while complying with applicable foreign laws; these Purchase Rights will be granted pursuant to rules, procedures or subplans adopted by the Board designed to achieve these objectives for Eligible Employees and the Company and its Related Corporations. Except as otherwise provided herein or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
(d)If a Participant transfers employment from the Company or any Designated 423 Corporation participating in the 423 Component to a Designated Non-423 Corporation participating in the Non-423 Component, he or she will immediately cease to participate in the 423 Component; however, any Contributions made for the Purchase Period in which such transfer occurs will be transferred to the Non-423 Component, and that Participant will immediately join the then current Offering under the Non-423 Component upon the same terms and conditions in effect for his or her participation in the Plan, except for those modifications as may be required by applicable law. A Participant who transfers employment from a Designated Non-423 Corporation participating in the Non-423 Component to the Company or any Designated 423 Corporation participating in the 423 Component will remain a Participant in the Non-423 Component until the earlier of (i) the end of the current Offering Period under the Non-423 Component, or (ii) the Offering Date of the first Offering in which he or she participates following such transfer.

2.Administration.
(a)The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b)The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical), including which Designated 423 Corporations and Designated Non-423 Corporations will participate in the 423 Component or the Non-423 Component.
(ii)To designate from time to time which Related Corporations of the Company will be eligible to participate in the Plan as Designated 423 Corporations and Designated Non-423 Corporations and which Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations.
(iii)To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
(iv)To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(v)To suspend or terminate the Plan at any time as provided in Section 12.
(vi)To amend the Plan at any time as provided in Section 12.
(vii)Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the 423 Component be treated as an Employee Stock Purchase Plan.
(viii)To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States. Without limiting the generality of, but consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures and subplans, which, for purposes of the Non-423 Component, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, which may vary according to local requirements.
(c)The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the

Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d)All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.Shares of Common Stock Subject to the Plan.
(a)Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan on or after April 10, 2026 will not exceed 2,930,387 shares of Common Stock, which number is the sum of (i) 2,100,000 shares that were approved at the Company’s 2026 Annual Meeting of Stockholders, plus (ii) 830,387 shares that remained available for issuance under the Plan as of April 10, 2026.
(b)If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under that Purchase Right will again become available for issuance under the Plan.
(c)The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.
4.Grant of Purchase Rights; Offering.
(a)The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering on Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and with respect to the 423 Component will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b)If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c)The Board will have the discretion to structure an Offering so that if the Fair Market Value of the shares of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of the shares of Common Stock on the Offering Date, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in that terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of the new Purchase Period.
5.Eligibility.
(a)Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b), an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, a Related Corporation or an Affiliate, as the case may be, for such continuous period preceding that Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, that Employee’s customary employment with the Company, the Related Corporation or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code.
(b)The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on or after the day on which that person becomes an Eligible Employee, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. The Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:
(i)the date on which that Purchase Right is granted will be the “Offering Date” of that Purchase Right for all purposes, including determination of the exercise price of that Purchase Right;
(ii)the period of the Offering with respect to that Purchase Right will begin on its Offering Date and end coincident with the end of the original Offering; and
(iii)the Board may provide that if that person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.
(c)No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, that Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation (unless otherwise required by law). For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which that Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by that Employee.
(d)As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if those Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit that Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e)Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
6.Purchase Rights; Purchase Price.
(a)On each Offering Date, each Eligible Employee will be granted a Purchase Right under the applicable Offering to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board but in either case not exceeding 15%, of that Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such other date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with that Offering.
(c)In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during that Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to that Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.
(d)The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:
(i)an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii)an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.
7.Participation; Withdrawal; Termination.
(a)An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for that Participant under the Plan and will be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from that payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under applicable law or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through the payment by cash or check prior to a Purchase Date.
(b)During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon withdrawal, that Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute to that Participant all of his or her accumulated but unused Contributions. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but the Participant will be required to deliver a new enrollment form to participate in future Offerings.
(c)Unless otherwise required by applicable law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason or (ii) is otherwise no longer eligible to participate. The Company will distribute to that individual all of his or her accumulated but unused Contributions.

(d)During a Participant’s lifetime, Purchase Rights will be exercisable only by that Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.
(e)The Company has no obligation to pay interest on Contributions, unless otherwise required by applicable law.
8.Exercise of Purchase Rights.
(a)On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b)Unless otherwise provided in an Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of such Offering and the remaining amount is less than the amount required to purchase one share of Common Stock, then the remaining amount will be held in that Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless the Participant withdraws from or is not eligible to participate in that Offering, in which case such amount will be distributed to the Participant after the final Purchase Date, without interest (unless otherwise required by applicable law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering is at least equal to the amount required to purchase one whole share of Common Stock, then the remaining amount will not roll over to the next Offering and will instead be distributed in full to the Participant after the final Purchase Date, without interest (unless otherwise required by applicable law).
(c)No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon that exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable laws. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on that Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all applicable laws, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest.
9.Covenants of the Company.
The Company will seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.
10.Designation of Beneficiary.
(a)The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before those shares and/or Contributions are delivered to the Participant.

The Company may, but is not obligated to, permit the Participant to change the designation of beneficiary. Any designation and/or change must be on a form approved by the Company.
(b)If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
11.Adjustments upon Changes in Common Stock; Corporate Transactions.
(a)On a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iii) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.
(b)On a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock within ten business days prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.
12.Amendment, Termination or Suspension of the Plan.
(a)The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by applicable law or listing requirements, including any amendment that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to become Participants and receive Purchase Rights, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent stockholder approval is required by applicable law or listing requirements.
(b)The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
(c)Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code.
13.Code Section 409A; Tax Qualification.
(a)Purchase Rights granted under the 423 Component are intended to be exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(b)(5)(ii). Purchase Rights granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities will be construed and interpreted in accordance with such intent. Subject to Section 13(b) hereof, Purchase Rights granted to U.S. taxpayers under the Non-423 Component will be subject to such terms and conditions that will permit such Purchase Rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares subject to a Purchase Right be delivered within the short-term deferral period. Subject to Section 13(b) hereof, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Board determines that a Purchase Right or the exercise, payment, settlement or deferral thereof is subject to Section 409A of the Code, the Purchase Right will be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the Purchase Right that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board with respect thereto.
(b)Although the Company may endeavor to (i) qualify a Purchase Right for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 13(a) hereof. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.
14.Effective Date of Plan.
The Plan will become effective on the IPO Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.
15.Miscellaneous Provisions.
(a)Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b)A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c)The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company or a Related Corporation or an Affiliate to continue the employment of a Participant.

(d)The provisions of the Plan will be governed by the laws of the State of California without resort to that state’s conflicts of laws rules.
(e)If any particular provision of the Plan is found to be invalid or otherwise unenforceable, the provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if the invalid provision were omitted.
16.Definitions.
As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)“423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for Employee Stock Purchase Plans may be granted to Eligible Employees.
(b)“Affiliate” means any branch or representative office of a Related Corporation, as determined by the Board, whether now or hereafter existing.
(c) “Board” means the Board of Directors of the Company.
(d)“Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.
(e)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(f)“Code” means the U.S. Internal Revenue Code of 1986, as amended.
(g)“Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board.
(h)“Common Stock” means, as of 5:00 p.m. Eastern time on September 22, 2016, the common stock of the Company, having 1 vote per share.
(i)“Company” means Yelp Inc., a Delaware corporation.
(j)“Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.
(k)“Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)the consummation of a sale or other disposition of at least 50% of the outstanding securities of the Company;
(iii)the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(l)“Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board as eligible to participate in the Non-423 Component.
(m)“Designated Company” means a Designated Non-423 Corporation or Designated 423 Corporation.
(n)“Designated 423 Corporation” means any Related Corporation selected by the Board as eligible to participate in the 423 Component.
(o)“Director” means a member of the Board.
(p)“Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that the Employee also meets the requirements for eligibility to participate set forth in the Plan.
(q)“Employee” means any person, including an Officer or Director, who is treated as an employee in the records of the Company or a Related Corporation (including an Affiliate). However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(r)“Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(s)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
(t)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for the stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
(ii)In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with applicable laws.
(iii)Notwithstanding the foregoing, for any Offering that commences on the IPO Date, the Fair Market Value of the shares of Common Stock on the Offering Date will be the price per share at which shares are first sold to the public in the Company’s initial public offering as specified in the final prospectus for that initial public offering.
(u)“IPO Date” means the date of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Common Stock, pursuant to which the Common Stock is priced for the initial public offering.
(v)“Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for Employee Stock Purchase Plans may be granted to Eligible Employees.
(w)“Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.
(x)“Offering Date” means a date selected by the Board for an Offering to commence.
(y)“Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(z)“Participant” means an Eligible Employee who holds an outstanding Purchase Right.
(aa)“Plan” means this Yelp Inc. 2012 Employee Stock Purchase Plan, including both the 423 and Non-423 Components, as amended from time to time.
(ab)“Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with that Offering.
(ac)“Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(ad)“Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(ae)“Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(af)“Securities Act” means the U.S. Securities Act of 1933, as amended.
(ag)“Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the NYSE, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 4, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/YELP2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 4, 2026. Have your proxy card in hand when you call and then follow the instructions. There is no charge for this call.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V90679-P48688

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

YELP INC.

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Fred D. Anderson, Jr.	☐	☐	☐
1b. Christine Barone	☐	☐	☐
1c. Robert Gibbs	☐	☐	☐
1d. Logan Green	☐	☐	☐
1e. Diane Irvine	☐	☐	☐
1f. Dan Jedda	☐	☐	☐
1g. Sharon Rothstein	☐	☐	☐
1h. Jeremy Stoppelman	☐	☐	☐
1i. Tony Wells	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4.

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve).

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V90680-P48688

YELP INC.
Annual Meeting of Stockholders
June 5, 2026 9:00 AM PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby revoke(s) all previous proxies, acknowledge(s) receipt of the Notice of the 2026 Annual Meeting of Stockholders of YELP INC. and the accompanying Proxy Statement, and hereby appoint(s) Aaron Schur and David Schwarzbach, or either of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of YELP INC. that the undersigned stockholder(s) is/are entitled to vote at the 2026 Annual Meeting of Stockholders of YELP INC. to be held at 9:00 AM, PDT on June 5, 2026 via live audio webcast, and any adjournment or postponement thereof. To attend the Annual Meeting, please visit www.virtualshareholdermeeting.com/YELP2026.

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder, with discretionary authority as to any and all other matters that may properly come before the meeting, including discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve. If no such direction is made, the proxyholders will have the authority to vote FOR each of the nominees listed in Proposal No. 1 and FOR Proposal Nos. 2, 3 and 4.

Continued and to be signed on reverse side